SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

THE COOPER COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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February 6, 2012

Dear Stockholder:

You are cordially invited to join us at the 2012 Annual Meeting of Stockholders of The Cooper Companies, Inc., which will be held at 9:00 a.m. (EDT) on March 20, 2012 at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York.

At the meeting, we will ask our stockholders to vote on proposals to elect a Board of Directors and to ratify the Audit Committee’s appointment of our independent registered public accounting firm for the current fiscal year. We will also ask our stockholders to take an advisory vote on the compensation of our named executive officers.

Your vote is important to us and we hope that you will take this opportunity to participate in the affairs of the Company. Whether or not you plan to attend the meeting, we urge you to read the accompanying materials regarding matters to be voted on at the Annual Meeting and use the proxy card and instructions to submit your vote by proxy. You may vote using the proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by phone or through the internet. If phone or internet voting is available to you, instructions will be included on your proxy card. If you submit a proxy card and then you wish to change your vote, or if you choose to attend the meeting and wish to vote your shares in person, you may revoke your proxy. Additional information about voting your shares is included in the Proxy Statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

A. Thomas Bender

Chairman of the Board of Directors

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	March 20, 2012

Meeting Time:	9:00 a.m. (EDT)

Location:	Latham & Watkins, LLP
885 Third Avenue
New York, New York

Agenda:

1. Elect eight directors;

2. Ratify the appointment of our independent registered public accounting firm;

3. Hold an advisory vote on the compensation of our named executive officers; and

4. Transact any other business that may properly come before the meeting.

Admission

All stockholders are cordially invited to attend the meeting in person.

Voting

Only stockholders owning our common stock at the close of business on Wednesday, January 25, 2012, or their legal proxy holders, will be entitled to vote at the Annual Meeting.

On or about February 10, 2012 we will mail either (1) a Notice of Internet Availability of Proxy Materials containing instructions on how to access an electronic copy of our proxy materials and vote your shares or (2) a copy of this Proxy Statement and our Annual Report on Form 10-K. The notice will also contain instructions on how to request a paper copy of our proxy materials.

Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

By Order of the Board of Directors

CAROL R. KAUFMAN

Secretary

Dated: February 6, 2012

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

We will hold our Annual Meeting of Stockholders, or the Annual Meeting, on Tuesday, March 20, 2012 at the offices of Latham & Watkins, LLP, 885 Third Avenue, New York, New York. The meeting will start at 9:00 a.m. (EDT).

Our stockholders of record on Wednesday, January 25, 2012 will receive either (1) a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access an electronic copy of our proxy materials and vote their shares, or (2) a copy of this Proxy Statement, the proxy card, and our Annual Report on Form 10-K. The Notice will also contain instructions on how to request a paper copy of our proxy materials to be sent to you. These materials are presented on our behalf by order of the Board of Directors, or the Board.

You may also find useful information about the Company on our website at www.coopercos.com in the Investor Relations section.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The Securities and Exchange Commission, or the SEC, has adopted regulations that permit us to provide our materials electronically to stockholders. Accordingly, on or about February 10, 2012 we mailed a Notice of Internet Availability of the Proxy Materials, or the Notice. The Notice was sent to our stockholders of record on January 25, 2012, which was our Record Date. All stockholders receiving the Notice have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials.

Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in the printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of proxy materials on the internet to help reduce the environmental impact of our Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

What proposals will be considered at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and act upon the following proposals:

1.	The election of eight directors named in this Proxy Statement to our Board of Directors;

2.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending October 31, 2012;

3.	An advisory vote on the compensation of our named executive officers as described in this Proxy Statement;

4.	The transaction of any other business that is properly presented at the meeting.

We are not aware of any other business to be brought before the meeting. If any additional business is properly brought before the meeting, the designated officers serving as proxies will vote in accordance with their best judgment.

The Board recommends a vote “FOR” each of the nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm and “FOR” approval of the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

We have set January 25, 2012 as the Record Date for this year’s Annual Meeting. All stockholders who owned our stock at the close of business on the Record Date are entitled to this notice and to vote at the Annual Meeting and any continuations, adjournments or postponements thereof.

As of the Record Date, there were 47,683,106 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

We strongly encourage you to vote. Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to read this Proxy Statement and the accompanying materials, and to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

How many votes do I have?

Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?

As a stockholder, you can vote your shares in person at the Annual Meeting or vote by proxy. If you wish to vote by proxy, you can complete the proxy card and return it by mail. Alternatively, many of our stockholders have the option to vote their shares by telephone or via the internet. If phone or internet voting is available to you, instructions will be included on your proxy card.

What happens if I vote my shares by proxy?

When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote on each of the presented proposals on your behalf as follows:

•	Shares will be voted FOR each of the individuals nominated to serve as directors;

•	Shares will be voted FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2012; and

•	Shares will be voted FOR the compensation of our named executive officers as described in this Proxy Statement.

Can I change or revoke my vote after I return my proxy card or voting instructions?

If you choose to vote your shares by proxy, you may revoke or change your proxy instructions at any time prior to the casting of votes at the Annual Meeting by taking any of the following actions:

1)	Execute and submit a new proxy card;

2)	Submit new voting instructions through telephonic or internet voting, if available to you;

3)	Notify Carol R. Kaufman, Secretary of the Company, in writing that you wish to revoke your proxy; or

4)	Vote your shares in person at the Annual Meeting.

Attending the Annual Meeting in person will not automatically revoke your proxy.

Who pays for the proxy solicitation and how will the Company solicit votes?

We pay all costs associated with the solicitation of proxies. We will also pay any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.

We may solicit proxies on behalf of the Board in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $15,500 for this service, plus reasonable costs and expenses.

How many votes must be present to hold the Annual Meeting?

In order to conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Amended and Restated Bylaws, or Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

What are broker “non-votes”?

Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange, or the NYSE. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, NYSE rules determine whether the broker may vote the shares based on its own judgment or is required to withhold its vote, and the determination depends on the proposal being voted on.

How many votes are required to approve the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of Directors	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	YES

Proposal 3 — Advisory Vote on Executive Compensation	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	NO

Detailed information regarding each of the proposals to be presented at the 2012 Annual Meeting, and the means for stockholders to present proposals to be considered at the 2013 Annual Meeting, are presented on the following pages. Additional information about us, our Board and its committees, equity ownership, compensation of officers and directors, and other matters can be found starting at page 5.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2013 ANNUAL MEETING

Stockholder Proposals for Inclusion in the 2013 Proxy Statement

Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, allows stockholders to submit proposals to be included in our Proxy Statement. Proposals under Rule 14a-8 must be submitted no later than October 8, 2012 to be included in our next Proxy Statement and considered at the 2013 Annual Meeting of Stockholders. Proposals should be sent to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588.

Other Proposals and Stockholder Nominations for Director

Our Bylaws allow stockholders to nominate directors for election and to propose other business to be considered by stockholders at the Annual Meeting. Under the Bylaw provisions, stockholders wishing to submit proposals must notify the Company Secretary in writing. Notice must be sent no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

To be considered at the 2013 Annual Meeting, director nominations and other proposals for consideration under these provisions must be submitted no earlier than November 20, 2012 and no later than December 20, 2012. In the event that we set the date for the 2013 Annual Meeting more than 30 days before or more than 70 days after March 20, 2013, director nominations and other proposals must be submitted no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date or the 10th day following our first public disclosure of the date of the meeting.

Also, if we increase the number of directors to be elected at the 2013 Annual Meeting, and we do not make a public announcement at least 100 days prior to March 20, 2013 stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions. This also does not apply to proposals other than the nomination of director candidates. Nominations or proposals should be submitted, in writing, to Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. A stockholder’s notice to nominate a director or bring any other business before the 2013 Annual Meeting must set forth certain information specified in our Bylaws.

Our Corporate Governance and Nominating Committee of the Board will also directly consider suggestions from stockholders for potential Board nominees for election as directors to be presented at the 2013 Annual Meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2013 Annual Meeting, and the recommendation must be received in writing between November 20, 2012 and December 20, 2012. To be considered, recommendations should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the stockholder submitting the recommendation or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the stockholder or beneficial owner submitting the recommendation. The Corporate Governance and Nominating Committee will consider nominees suggested by stockholders on the same terms as nominees selected by the Committee.

OWNERSHIP OF THE COMPANY

Principal Securityholders

The following table contains information regarding all individuals or groups who have advised us that they own more than five percent (5%) of the outstanding shares of our common stock.

	Common Stock Beneficially Owned as of December 31, 2011
Name of Beneficial Owner	Number of Shares	Percentage of Shares
FMR LLC (1) 82 Devonshire Street Boston, MA 02109	6,558,676	13.708%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,582,720	7.820%
Vanguard Group Inc. (3) 100 Vanguard Boulevard Malvern, PA 19355	2,682,079	5.850%

(1)	Based on information disclosed in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d on January 10, 2012. FMR LLC and Edward C. Johnson 3d, through their control of the subsidiaries of FMR LLC, have the sole power to dispose of or direct the disposition of all 6,558,676 shares and the sole power to vote or direct the voting of 168,577 of these shares. According to this Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, beneficially owns 6,383,434 of these shares; Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, beneficially owns 109 of these shares; Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, beneficially owns 110,420 of these shares and FIL Limited, a wholly-owned subsidiary of FMR LLC, beneficially owns 64,713 of these shares.

(2)	Based on information disclosed in a Schedule 13G filed by BlackRock, Inc. on February 3, 2011. According to this Schedule 13G, BlackRock, Inc. beneficially owns, has the sole power to vote and to dispose of or direct the disposition of these 3,582,720 shares.

(3)	Based on information disclosed in a Schedule 13G filed by Vanguard Group, Inc. on February 10, 2011. According to this Schedule 13G, Vanguard Fiduciary Trust Company, a wholly owned subsidiary of the Vanguard Group, Inc., beneficially owns 31,398 of these shares. Vanguard Group, Inc., through control of its subsidiaries, has the sole power to dispose of or direct the disposition of 2,650,681 shares and has the sole power to vote or direct the vote of 31,398 of these shares. Vanguard Group Inc. also has shared power to dispose of or direct the disposition of 31,398 of these shares.

Securities Held by Management

The following table contains information regarding ownership of our common stock by each of our current directors, the executives named in the Summary Compensation Table and all of the current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of December 31, 2011
Name of Beneficial Owner	Number of Shares		Percentage of Shares
A. Thomas Bender	66,860	(1)	*
Michael H. Kalkstein	128,600	(2)	*
Carol R. Kaufman	282,841	(3)	*
Jody S. Lindell	77,934	(4)	*
Eugene J. Midlock	65,447	(5)	*
Nicholas J. Pichotta	91,218	(6)	*
Donald Press	165,949	(7)	*
Steven Rosenberg	158,964	(8)	*
Allan E. Rubenstein, M.D.	78,248	(9)	*
John A. Weber	109,620	(10)	*
Robert S. Weiss	541,278	(11)	1.1%
Stanley Zinberg, M.D.	118,964	(12)	*
All current directors and executive officers as a group (17 persons)	2,322,114		4.9%

*	Less than 1% ownership.

(1)	Includes 2,200 restricted shares granted to Mr. Bender pursuant to the terms of the 2006 Long-Term Incentive Plan for Non-Employee Directors, or the 2006 Directors’ Plan. Mr. Bender has sole voting power with respect to those 2,200 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 15,400 shares which Mr. Bender could acquire upon the exercise of currently exercisable stock options.

(2)	Includes 2,000 restricted shares granted to Mr. Kalkstein pursuant to the terms of the 2006 Directors’ Plan. Mr. Kalkstein has sole voting power with respect to these 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 104,000 shares which Mr. Kalkstein could acquire upon the exercise of currently exercisable stock options.

(3)	Includes 269,175 shares which Ms. Kaufman could acquire upon the exercise of currently exercisable stock options.

(4)	Includes 2,000 restricted shares granted to Ms. Lindell pursuant to the terms of the 2006 Directors’ Plan. Ms. Lindell has sole voting power with respect to those 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 63,167 shares which Ms. Lindell could acquire upon the exercise of currently available stock options. Ms. Lindell’s exercisable stock options and shares subject to restrictions are held by the Matthews-Lindell Family Trust, an estate planning trust in which Ms. Lindell maintains 50% or greater control.

(5)	Includes 54,625 shares which Mr. Midlock could acquire upon the exercise of currently exercisable stock options. Also includes 10,822 shares held by the Midlock Family Trust, an estate planning trust in which Mr. Midlock maintains 50% or greater control.

(6)	Includes 86,725 shares which Mr. Pichotta could acquire upon the exercise of currently exercisable stock options.

(7)	Includes 2,000 restricted shares granted to Mr. Press pursuant to the terms of the 2006 Directors’ Plan. Mr. Press has sole voting power with respect to these 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 124,000 shares which Mr. Press could acquire upon the exercise of currently exercisable stock options.

(8)	Includes 2,000 restricted shares granted to Mr. Rosenberg pursuant to the terms of the 2006 Directors’ Plan. Mr. Rosenberg has sole voting power with respect to these 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 144,000 shares which Mr. Rosenberg could acquire upon the exercise of currently exercisable stock options.

(9)	Includes 2,000 restricted shares granted to Dr. Rubenstein pursuant to the terms of the 2006 Directors’ Plan. Dr. Rubenstein has sole voting power with respect to these 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 63,850 shares which Dr. Rubenstein could acquire upon the exercise of currently exercisable stock options.

(10)	Includes 97,625 shares which Mr. Weber could acquire upon the exercise of currently exercisable stock options.

(11)	Includes 421,850 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options.

(12)	Includes 2,000 restricted shares granted to Dr. Zinberg pursuant to the terms of the 2006 Directors’ Plan. Dr. Zinberg has sole voting power with respect to these 2,000 shares; however, disposition is restricted pursuant to the terms of the 2006 Directors’ Plan. Also includes 106,500 shares which Dr. Zinberg could acquire upon the exercise of currently exercisable stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and anyone owning more than ten percent of a registered class of our equity securities to file reports with the SEC detailing their ownership and any changes in ownership. SEC regulations also require these persons to provide us with a copy of all reports filed.

Based solely on our review of the copies of reports and related amendments we have received, we believe that during and with respect to the 2011 fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent owners were met.

CORPORATE GOVERNANCE

The Board of Directors

The Board is elected annually and each of our directors stands for election every year. Presently the Board is comprised of eight directors, and all except Mr. Weiss have been determined by the Board to be independent. Mr. Weiss serves as our Chief Executive Officer and is compensated for his position as an executive. He receives no additional compensation for his service on the Board.

In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NYSE and the SEC and that each has no relationship, direct or indirect, to the Company other than as a stockholder or through his or her service on the Board. The Board and its active committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with regulations.

Directors who are not also employees, or Non-Employee Directors, are compensated for their services as described in “Director Compensation” on page 43.

Under our Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board. We do not limit service on private company boards of directors or with non-profit organizations.

Any interested party wishing to communicate with the Board, the Non-Employee Directors, or a specific Board member, may do so by writing to the Board, the Non-Employee Directors, or the particular Board member, and delivering the communication in person or mailing it to: Board of Directors, c/o Carol R. Kaufman, Secretary, The Cooper Companies, Inc., 6140 Stoneridge Mall Road, Suite 590, Pleasanton, CA 94588. Communications will be distributed to specific Board members as directed by the stockholder in the communication. If addressed generally to the Board, communications may be distributed to specific members of the Board as appropriate, depending on the material outlined in the stockholder communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters the communication will be forwarded to the Chairman of the Audit Committee unless otherwise specified. From time to time, the Board may change the process for interested parties to communicate with the Board or its members. Please refer to our website at http://www.coopercos.com for any changes in this process.

Board Leadership Structure

At present, the Chairman position for the Board of Directors is separate from the Chief Executive Officer position. We also maintain a Lead Director position, which is currently held by Dr. Allan Rubenstein.

We have maintained separate positions for the Chairman and Chief Executive Officer since 2007. We feel this division provides a balance between independence of our directors and the experience of our officers. Our current Chairman has significant business experience with the Company, but has also been affirmatively determined to be independent by our Board. We feel that this combination provides strong, knowledgeable leadership of the Board, independent of the CEO position’s immediate day-to-day involvement with the Company.

Board of Directors’ Role in Risk Oversight

Our Board of Directors recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While management has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for creating an appropriate culture of risk management and setting the proper “tone at the top.” In this role, the Board, directly and through its committees, takes an active role in overseeing our aggregate risk potential and in assisting management with addressing specific risks, including competitive, legal, regulatory, operational and financial risks. Each committee of the Board regularly reviews risks related to its area of focus as follows:

•	The Audit Committee reviews potential risks within our financial operations and internal controls.

•	The Corporate Governance and Nominating Committee reviews potential risks in relation to general governance matters.

•	The Compensation Committee reviews how our compensation practices and succession planning influences risk taking and risk management.

•	The Science and Technology Committee reviews potential risks in connection with current technology and potential technology investments.

Each committee reports regularly to the Board on these topics and contributes to overall Board review of potential business risks. Management also frequently addresses risks and risk management in regular reports to the Board and its committees.

The Board believes that the current leadership structure facilitates risk oversight by combining experienced leadership with independent direction from the Board and committees, including majority independent Board membership. Both our Chairman and our CEO have an in-depth understanding of our business, history and specific challenges we face as a business. Our CEO’s experience allows him to promptly identify and raise key business risks to the Board, and our Chairman’s history with the Company provides the Board with an independent voice who can also provide insight into management decisions and market dynamics based on our specific business operations. The Board believes that the balance between our Chairman, CEO, and the independent committees of the Board enhances our risk oversight process and encourages appropriate levels of risk within our enterprise.

Additionally, in the 2011 fiscal year, the Board also appointed a Chief Risk Officer who maintains responsibility for direct risk oversight and review of our identified business risks, including potential risks. The Board feels that the appointment of an executive officer directly responsible for monitoring risks provides an active position dedicated to the identification and monitoring of potential business risks and enhances the “tone at the top” message of the importance of risk oversight.

Board Committees

The Board maintains four standing committees whose functions are described below. As required by the SEC and NYSE, all members of the Corporate Governance and Nominating Committee, the Audit Committee, and the Organization and Compensation Committee are independent directors. At the Board’s discretion, other committees may include directors who have not been determined to be independent. Currently the Board maintains one committee, the Science and Technology Committee, which has non-independent director membership. Committee membership is determined by the Board.

Each committee maintains a written charter detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The committee charters are available in their entirety on our website at http://www.coopercos.com.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications and independence of the independent accounting firm serving as auditors of the Company, and (v) the oversight and performance of the Company’s internal audit function and the outside auditors. The Audit Committee advises and makes recommendations to the Board regarding our financial, investment and accounting procedures and practices.

The members of the Audit Committee are Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell.

The Organization and Compensation Committee, or the Compensation Committee, reviews and approves all aspects of the compensation paid to our Chief Executive Officer and all executives identified by the Compensation Committee as officers under Section 16(a) of the Exchange Act. The Compensation Committee also approves all compensation for employees whose total combined annual base salary plus target non-equity incentive bonus is $400,000 or greater, regardless of whether they have been designated as officers under Section 16(a). Members of the Compensation Committee are not eligible to participate in any of our executive compensation programs.

The Compensation Committee approves base salary levels and overall compensation packages for the executive officers. The Compensation Committee also approves all awards under our equity and non-equity incentive bonus plans and has approval authority for all agreements providing for the payment of benefits following a change in control of the company, severance following a termination of employment or any other special arrangement with the executive officers or employees which would affect their compensation.

The members of the Compensation Committee are Michael H. Kalkstein (Chair), Jody S. Lindell, Donald Press and Allan E. Rubenstein, M.D.

The Corporate Governance and Nominating Committee develops, implements, and maintains the corporate governance standards by which we conduct business, and advises and makes recommendations to the Board concerning our primary governance policies. The Committee meets with the Chief Executive Officer and senior corporate staff as it deems appropriate to fulfill its obligations with regard to our corporate governance standards.

The Committee also identifies and selects qualified candidates for nomination to the Board. The Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes. To be nominated by the Board, an individual: (i) must meet the objective independence requirements set forth by the SEC and NYSE (other than executive nominees), (ii) must exhibit strong personal integrity, character, and ethics, and a commitment to ethical business and accounting practices, (iii) must not serve on more than two other public company boards, (iv) must not be involved in on-going litigation with us or be employed by an entity which is engaged in such litigation, and (v) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct. The Committee does not currently maintain a separate diversity policy. Instead the Committee relies on diversity as one of many factors in the consideration of director nominees who meet these stated criteria. The Committee will consider suggestions from stockholders for nominees for election as directors at our Annual Stockholder Meetings on the same terms as nominees selected by the Committee. Stockholder suggestions must be received on a timely basis and meet the criteria set forth in the information on Other Proposals and Stockholder Nominations for Director on page 4. As of the date of this Proxy Statement, no stockholder suggestions for director nominees have been received by the Committee. Except as set forth above, the Committee does not currently have a formal process for identifying and evaluating nominees for directors, including nominees recommended by stockholders.

The members of the Corporate Governance and Nominating Committee are Donald Press (Chair), A. Thomas Bender, Steven Rosenberg, Allan E. Rubenstein, M.D. and Stanley Zinberg, M.D.

The Science and Technology Committee evaluates new and existing technologies. The Committee’s primary functions are to: (i) discuss technology that falls outside the usual scope of current business, (ii) periodically review our research and development projects and portfolio, (iii) annually review our key technologies and assess the position of these technologies versus third party products and process, and (iv) provide information and guidance to the Board on matters relating to science and technology. The Science and Technology Committee functions on an ad hoc basis.

The members of the Science and Technology Committee are Stanley Zinberg, M.D. (Chair), Allan E. Rubenstein, M.D., Robert S. Weiss and A. Thomas Bender.

Meetings

The Board and committees met as follows during our fiscal year ended October 31, 2011:

Number of Meetings
Board of Directors	11
Audit Committee	11
Organization and Compensation Committee	8
Corporate Governance and Nominating Committee	5
Science and Technology Committee	5

The Non-Employee Directors also meet routinely in executive session in connection with regular meetings of the Board and more often as they deem appropriate. Either Mr. Bender, as Chair, or Dr. Rubenstein, as Lead Director, presides over executive sessions.

Currently we do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. Last year all of the directors attended.

During the 2011 fiscal year, each director attended at least 95% of the aggregate of board meetings and meetings of committees on which the director served.

Corporate Governance Policies

We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance, and review company processes and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and the NYSE and implement other corporate governance practices we believe are in the best interest of the Company and its stockholders. We believe that the policies currently in place enhance our stockholders’ interests.

In keeping with this commitment, we have recently amended our corporate bylaws to adopt a majority voting standard for the election of our directors.

Corporate Governance Principles

The Board has approved a set of Corporate Governance Principles, or the Principles, for the Company. The Principles are available in their entirety on our website at http://www.coopercos.com.

The Principles set out our standards for director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation, and continuing education and performance evaluations of the Chief Executive Officer and of the Board and its committees.

Under the Principles, the Non-Employee Directors are required to maintain a minimum level of ownership in our common stock. The Board has adopted ownership requirements for Non-Employee Directors requiring directors to hold Cooper common stock valued at three times their annual retainer for service as a director. Shares held must be free of restrictions to meet the requirements. Until the required ownership values are met, the Non-Employee Directors must retain 100% of shares received on vesting of restricted stock and on exercise of stock options. As of the date of this Proxy Statement, all of the Non-Employee Directors hold stock equal to, or in excess of, the minimum level of required ownership.

Ethics and Business Conduct Policy

We have adopted an Ethics and Business Conduct Policy, or Ethics Policy, that is available in its entirety on our website at http://www.coopercos.com. All our employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Ethics Policy in discharging their work-related responsibilities. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Policy.

Amendments to the Ethics Policy and any waivers from the Ethics Policy granted to directors or executive officers will be made available through our website. As of the date of this Proxy Statement, we have amended the Ethics Policy once since adoption and no waivers have been requested or granted.

Procedures for Handling Accounting Complaints

The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential hotline managed by an independent third-party vendor through which employees may report concerns about our business practices.

Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants. Our legal staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our Proxy Statement.

We have determined that there were no material related party transactions during the 2011 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors — Steven Rosenberg (Chair), Michael H. Kalkstein and Jody S. Lindell. The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and has also determined that both Mr. Rosenberg and Ms. Lindell meet the qualifications of an audit committee financial expert as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board in December 2004 and most recently amended in October 2011. The Audit Committee’s charter is available in its entirety on our website at http://www.coopercos.com and to any stockholder otherwise requesting a copy.

The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications, independence and performance of KPMG LLP, or KPMG, in its role as our independent registered public accounting firm, (v) retention and engagement of KPMG LLP and oversight of their work, and (vi) overseeing the performance of our internal audit function and reviewing our internal controls. The Audit Committee’s primary duties and responsibilities relate to:

a.	Management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and financial disclosure practices;

b.	Management’s establishment and maintenance of processes to assure that an adequate system of internal controls is functioning effectively within the company; and

c.	Engagement, retention and termination of KPMG LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The Committee has engaged Ernst & Young LLP, or Ernst & Young, to assist in the assessment of the Company’s internal control over financial reporting.

KPMG, as the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report on the audit process. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s results.

The Audit Committee held 11 meetings during the 2011 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and KPMG. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with each of KPMG, Ernst & Young, and management.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2011 with the Company’s management and KPMG, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”, as amended by SAS No. 91.

The Audit Committee also reviewed and discussed with KPMG, management, and Ernst & Young the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of such controls.

The Audit Committee maintains policies and procedures for the pre-approval of work performed by KPMG. Under its charter, the Audit Committee must approve all engagements in advance. All engagements with estimated fees above $150,000 require consideration and approval by the full Audit Committee. The Chair of the Audit Committee has the authority to approve on behalf of the full Audit Committee all engagements with fees estimated to be below $150,000. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.

In the 2011 fiscal year, the Audit Committee received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner. KPMG provided no non-audit services during the 2011 fiscal year. The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2011. The total fees paid or payable to KPMG for the last two fiscal years are as follows:

	Fiscal Year Ended October 31, 2011	Fiscal Year Ended October 31, 2010
Audit Fees	$4,125,100	$3,747,572
Audit Related Fees	$-0-	$-0-
Tax Fees	$-0-	$-0-
All Other Fees	$-0-	$-0-

Based on the Audit Committee’s discussions with management and KPMG, the Audit Committee’s review of the representations of management, the certifications of the Chief Executive Officer and Chief Financial Officer, and the written disclosures and the letter from KPMG to the Audit Committee, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 for filing with the SEC.

THE AUDIT COMMITTEE

Steven Rosenberg (Chair)

Michael H. Kalkstein

Jody S. Lindell

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding our current executive officers and other senior employees named in this Proxy Statement who are not also directors:

CAROL R. KAUFMAN	AGE: 62

EXECUTIVE VICE PRESIDENT, SECRETARY AND CHIEF ADMINISTRATIVE OFFICER

Ms. Kaufman has served as Executive Vice President since July 2012. She previously served as Senior Vice President of Legal Affairs from December 2004. She has also served as Vice President and Chief Administrative Officer since October 1995 and as Vice President of Legal Affairs and Secretary since March 1996. From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company. She previously held a variety of financial positions with Cooper Laboratories, Inc. (our former parent) since joining that company in 1971. Ms. Kaufman currently serves as a director for Chindex, Inc. (NASDAQ: CHDX), a publicly traded provider of health care services in China, and is a member of its audit and compensation committees and chair of the governance and nominating committee of the board of directors.

GREGORY W. MATZ	AGE: 52

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Mr. Matz has served as our Vice President and Chief Financial Officer since December 2011. Previously he served as our Vice President, Finance from July 2011 to December 2011. He joined CooperVision, Inc. in May 2010 as Vice President and Chief Financial Officer and served in that position until October 2011. Prior to joining CooperVision, he has spent the last 25 years in the Electronic Measurement, Chemical Analysis and Life Science markets. Prior to joining the company he served in a variety of senior management roles in Agilent technologies Inc. from 1999-2010, including Vice President and Controller of the Wireless Business Unit, Vice President and Director of Internal Audit and Assistant Corporate Controller. Prior to Agilent, Mr. Matz worked at Hewlett Packard from 1984-1999 in a variety of financial and marketing roles. Mr. Matz started his career at KPMG in San Francisco from 1981-1984. Mr. Matz is a Certified Public Accountant.

EUGENE J. MIDLOCK	AGE: 67

VICE PRESIDENT, TAXES

Mr. Midlock currently serves as our Vice President, Taxes. Previously he served as Senior Vice President and Chief Financial Officer from February 2008 to December 2011. Prior to that he served as the Vice President, Finance from November 2007 to February 2008 and as Vice President, Taxes from January 2005 to October 2007. From November 2003 until December 2004 he served as our consultant. During this period he also served as an instructor in the Master of Science in Taxation program of San Jose State University. From 1979 until he retired in 2002 he was a partner and held a number of leadership positions with KPMG.

DANIEL G. MCBRIDE, ESQ.	AGE: 47

VICE PRESIDENT, GENERAL COUNSEL AND CHIEF RISK OFFICER

Mr. McBride has served as Chief Risk Officer since July 2011, as our General Counsel since November 2007 and as Vice President since July 2006. He also served as Senior Counsel from February 2005 through November 2007. Prior to joining us, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.

ALBERT G. WHITE III	AGE: 42

VICE PRESIDENT, INVESTOR RELATIONS, TREASURER AND CHIEF STRATEGIC OFFICER

Mr. White has served as Chief Strategic Officer since July 2011 and as Vice President, Investor Relations since November 2007. He has also served as Vice President and Treasurer since joining us in April 2006. Prior to that he served as a Director with KeyBanc Capital Markets for three years and in a number of leadership positions within KeyBank National Association over the prior eight years.

RODNEY E. FOLDEN	AGE: 64

VICE PRESIDENT AND CORPORATE CONTROLLER

Mr. Folden has served as Vice President since March 2009 and as Corporate Controller since February 2004. He served as Assistant Corporate Controller from March 1994 to February 2004. He has also held a variety of financial positions within the Company since joining us in 1987.

JOHN A. WEBER	AGE: 49

PRESIDENT OF COOPERVISION, INC.

Mr. Weber has served as President of CooperVision since February 2008. Prior to that he served as President, Asia Pacific of CooperVision from April 2007 to February 2008 and as Vice President, Worldwide Manufacturing and Distribution of CooperVision from January 2005 to March 2007. He previously served as Executive Vice President, Worldwide Operations of Ocular Sciences from July 2003 to December 2004 and as Vice President, Manufacturing of Ocular Sciences from January 2001 to July 2003. Mr. Weber served in various other management positions at Ocular Sciences between 1993 and 2001.

NICHOLAS J. PICHOTTA	AGE: 67

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF COOPER MEDICAL, INC.

Mr. Pichotta serves as President and Chief Executive Officer of Cooper Medical, Inc., the parent company of CooperSurgical, our women’s healthcare business. Previously, he served as Chief Executive Officer of CooperSurgical from September 1992 to December 2011, where he was primarily responsible for all merger and acquisition activity. He also served as President of CooperSurgical from September 1992 to December 2004. Prior to that he held various management positions with us from September 1989.

PAUL L. REMMELL	AGE: 54

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF COOPERSURGICAL, INC.

Mr. Remmell has been Chief Executive Officer of CooperSurgical, our women’s healthcare business, since January 2012 and he has served as President of CooperSurgical, since December 2004. He previously served as Chief Operating Officer of CooperSurgical from October 2000 to January 2012 and as Vice President of Finance from 1991 to December 2004.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011.

ORGANIZATION AND COMPENSATION COMMITTEE

Michael H. Kalkstein (Chair)

Jody S. Lindell

Donald Press

Allan E. Rubenstein, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

The Organization & Compensation Committee of our Board, referred to here as the Compensation Committee, administers our executive compensation program. The Compensation Committee endeavors to provide compensation packages for our Named Executive Officers that are competitive within our industry and that provide a substantial emphasis on Company performance and stockholder returns. Our total executive compensation is designed to have a balanced focus on both short- and long-term goals. Direct compensation consists of a base salary, annual cash incentive bonus, and long-term equity incentive awards.

Last year we received a favorable advisory vote on our executive compensation program, with over 95% of our stockholders voting to approve our executive compensation program. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation and did not change its approach in the 2011 fiscal year. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay advisory votes when making future compensation decisions for the named executive officers.

Executive Summary — The 2011 Fiscal Year in Review

In the 2011 fiscal year, we continued a trend of meeting or exceeding our financial goals. Although we faced challenges during the 2011 fiscal year, we continued to deliver record growth and expanded market share. Successes this year included:

•

A 15% increase in revenues and a 20% increase in operating income over the 2010 fiscal year, as well as achievement of earnings per share and cash flow at 121% and 177%, respectively, of budgeted targets, maintaining our ongoing trend of exceptional growth;

•	Significant reductions in our debt and a successful refinancing of our available credit facilities which should reduce our annual interest expense;

•	The successful completion of two acquisitions for our women’s healthcare business and the integration of the acquisition of the Aime business in Japan for our contact lens business;

•	Expansion of manufacturing capacity in our contact lens business, which has allowed key product launches in targeted markets, including Japan;

•	Geographic expansion of both our contact lens and women’s healthcare businesses, including expanded presence in Europe and Latin America;

•	Continued gains in market share worldwide for our contact lens products; and

•	Recognition as one of the best places to work and as one of the best companies for leaders in a global survey.

These achievements represent the continuation of a strong growth trend during the past four fiscal years. We have steadily increased our revenues and free cash flow, as well as provided strong stockholder returns through increases in earnings per share.

The Compensation Committee gives consideration to both our prior year performance and projected growth in setting compensation targets for our coming fiscal year and making determinations regarding increases to base salary, short-term bonus targets, and appropriate equity award levels and performance award targets. In keeping with our policy that performance should be rewarded, and in accordance with the terms of our incentive plans, our strong performance in the 2011 fiscal year resulted in total compensation above target levels for our Named Executive Officers. Our bonus award calculations and other executive compensation decisions for the 2011 fiscal year are discussed in more detail below.

Compensation Objectives and Connection to Performance

The Compensation Committee emphasizes performance by making the majority of the total compensation for our Named Executive Officers dependent on financial results and long-term service to the Company. For the 2011 fiscal year, 65-77% of total executive compensation was dependent on performance-based components and long-term equity awards. The total compensation paid to our Chief Executive Officer was 85% dependent on performance-based components and long-term equity awards.

The Compensation Committee structures executive compensation packages to make compensation dependent on achievement of both long-term and short-term objectives and stockholder returns based on the following objectives:

•	Link total compensation to a combination of individual achievements, Company performance and stockholder returns;

•	Encourage achievement of both short-term operational goals and long-term strategic objectives;

•	Structure executive incentive compensation in a way that provides award opportunities based on ambitious Company performance objectives;

•

Maintain a proper balance between fixed and variable compensation, and long-term and short-term incentives, with recognition of our senior executives’ responsibility for the Company’s overall performance and market value; and

•	Provide sufficiently competitive compensation packages to attract, retain, and motivate high caliber executive management.

In assessing whether our compensation practices meet these objectives, the Compensation Committee receives regular updates on our business results from management and reviews our quarterly financial statements and management projections to assess the connection between executive compensation and our business objectives. The Compensation Committee also regularly reviews information regarding our peer companies, including reported revenues, profit levels, market capitalization, shareholder returns, and disclosed governance practices, to assess our comparative performance and peer compensation practices. In addition to using peer group analysis, the Compensation Committee also receives and reviews broader, general industry compensation data relative to other companies our size.

Using these reports and assessments from management and independent consultants, the Compensation Committee evaluates the components of compensation for the Named Executive Officers to ensure continued alignment with our business objectives and stockholder returns.

Our Incentive Payment Plan, under which short-term bonuses are paid, includes performance metrics that are reviewed and updated annually to provide for both (i) objectively determined awards that reflect our fiscal year goals and are based on achievement of our financial results, and (ii) subjectively determined awards at the Committee’s discretion as described below. The Compensation Committee works closely with both its independent compensation consultant and management to structure our Incentive Payment Plan and to determine appropriate award levels and targets.

The Compensation Committee also works closely with both its independent compensation consultant and management regarding long-term equity incentives. The Compensation Committee regularly reviews the form and amount of equity awards made to our executives, as well as the current and potential economic value and cost of equity awards to the Company and their dilutive effect. This review supports our goals of maximizing motivation and retention value for key executives, while emphasizing stockholder returns and our long-term achievement as a company.

Chief Executive Officer Compensation

Robert S. Weiss has served as our Chief Executive Officer since November 2007. The Compensation Committee sets Mr. Weiss’ compensation in recognition of his overall responsibility for our performance and the CEO’s significant role in our strategic direction, management, leadership, and operations. This practice is consistent with our peer group, as described below, and general industry compensation practices as presented in reports from management’s compensation consultant and the independent compensation consultant to the Compensation Committee.

In setting Mr. Weiss’ compensation levels for the 2011 fiscal year, the Compensation Committee reviewed four factors as follows: (i) his successful performance of business objectives that were approved for him for the prior fiscal year, (ii) Mr. Weiss’ assessment of his own performance, (iii) the Committee’s own assessment of Mr. Weiss’ performance which it discussed with the Board, and (iv) Mr. Weiss’ compensation relative to our designated peer group. In addition, the Compensation Committee reviewed recommendations from both its compensation consultant and management’s compensation consultant.

The Compensation Committee determined that it would be appropriate to increase Mr. Weiss’ target compensation for the 2011 fiscal year, based on median pay levels for our peer group and our overall performance in the 2010 fiscal year. In making this determination, the Compensation Committee noted that Mr. Weiss has consistently met or exceeded the objectives set for him during his tenure as CEO. As structured, approximately 85% of Mr. Weiss’ compensation is performance based.

Use of Compensation Consultants, Management Recommendations and Peer Data

The Compensation Committee uses management input, independent consultant advice and publicly available peer information as tools to evaluate the connection between executive compensation and performance. This information is reviewed in a subjective manner and peer information is not linked to our compensation decisions directly or by formula.

Independent Compensation Consultant

The Compensation Committee has retained J. Richard & Co., or J. Richard, an independent executive compensation consulting firm, to assist with executive compensation analysis. In this capacity, J. Richard reports directly to the Compensation Committee and does no other work for us. The Compensation Committee has sole authority to determine the terms of J. Richard’s retention and services and J. Richard’s interactions with management are generally limited to information provided to the Compensation Committee.

J. Richard provides the Compensation Committee with comparative peer group data and information regarding key trends and developments in both cash and equity compensation for comparable publicly traded companies. J. Richard also advises the Compensation Committee in setting equity award levels and other forms of compensation. The current composition of the peer group and the peer selection process are discussed in more detail below.

At the request of the Compensation Committee, J. Richard provides routine compensation advice, and evaluates compensation recommendations from management and management’s compensation consultant. J. Richard also provides an annual report reviewing Named Executive Officer compensation and providing comparative information based on the designated peer group. Executive level positions, including the Chief Executive Officer, are compared to similar positions, based on company size and relative authority level, to determine appropriate compensation levels. J. Richard also performs a regression analysis to normalize the information contained in the report, which allows the Compensation Committee to fairly assess the comparability of the compensation utilized by companies of varying sizes within the peer group. The Compensation Committee uses the information presented in this report and advice from J. Richard to evaluate our compensation levels against those in the peer group. In making its compensation decisions, the Compensation Committee also uses J. Richard as an aid to evaluate and consider management recommendations, including the recommendations of management’s executive compensation consultant.

Management Recommendations

Management has retained Frederic W. Cook & Co, Inc., or Frederic Cook, an executive compensation firm, to serve as management’s compensation consultant and to assist with management’s recommendations for our peer group and executive compensation. Management utilizes Frederic Cook’s analyses to develop compensation recommendations for presentation to the Compensation Committee with regard to salary, annual bonus, long-term equity compensation and total compensation of the Named Executive Officers, as well as various other elements of our compensation program, such as contractual arrangements and stock ownership guidelines. Mr. Weiss, as Chief Executive Officer, has final authority for the retention of Frederic Cook.

Mr. Weiss provides recommendations to the Compensation Committee regarding: (i) appropriate peer group companies, (ii) base salary and salary increases for Named Executive Officers, (iii) achievement of targets and awards under our Incentive Payment Plans, (iv) appropriate overall annual equity grant levels and the structure of these grants, and (v) special compensation awards to executives who have shown outstanding achievements during the year or on special projects. Mr. Weiss also makes specific recommendations to the Compensation Committee as to how these grants and awards should be allocated to the Named Executive Officers.

The Compensation Committee gives full consideration to management recommendations and reviews these recommendations with both J. Richard and Frederic Cook at its meetings before making its own decisions on the compensation to be provided to the executives. The Compensation Committee feels these recommendations provide valuable insight in making compensation decisions, but has not delegated its exclusive authority to determine matters of executive compensation and benefits.

Peer Group Selection

The Compensation Committee has authority for selection of an appropriate comparative peer group for compensation assessment. The Compensation Committee selects and regularly reviews the peer group, with input from management, J. Richard and Frederic Cook. Recommendations for the peer group are initially developed by management and Frederic Cook from publicly-traded companies headquartered in the United States based on:

•	similarity of product lines or industry; and

•	similarity in company size as measured through annual revenue, market capitalization, operating margins and other financial measures of organizational scope and complexity.

The composition of the peer group is evaluated annually and the Compensation Committee set the peer group designations for use in compensation decisions for the 2011 fiscal year in August 2010. In making recommendations for an appropriate peer group selection, management and Frederic Cook considered companies which: (i) were relative in size based on revenue between $500 million to $2 billion, (ii) were within the medical device industry, (iii) had a revenue to asset ratio of between 0.5x to 3.0x, and (iv) had a similarity of product lines.

Base salary, target bonus compensation, and equity awards for the 2011 fiscal year were guided, in part, by the peer group. This eighteen company peer group comprises the following companies:

American Medical Systems Holdings, Inc.	Kinetic Concepts, Inc.
Bio-Rad Laboratories, Inc.	Millipore Corporation
Bruker Corporation	PerkinElmer, Inc.
Conmed Corporation	Resmed, Inc.
Dentsply International, Inc.	Sirona Dental Systems, Inc
Edwards Lifesciences Corporation	Steris Corporation
Haemonetics Corporation	Varian, Inc.
Hologic, Inc.	Waters Corporation
Integra Lifesciences Holding Corporation	West Pharmaceutical Services, Inc.

Components of Executive Compensation

Base Salary

Annual salaries provide a fixed component to executive compensation and ensure a minimum level of compensation for our executives. Salaries are evaluated annually for appropriateness and generally comprise no more than one-third of target total compensation for our executives. We think this weighting maintains a competitive compensation program while providing an appropriate balance between fixed and variable compensation, with an emphasis on performance-based and long-term compensation.

Increases in annual base salary depend on changes in executive responsibility, overall execution of duties throughout the prior fiscal year and Company performance relative to predetermined performance objectives, internal alignment, and peer group performance. Competitive market changes and conditions are also taken into account.

In the 2011 fiscal year, base salary constituted approximately 20-25% of total direct compensation for the Named Executive Officers, other than Mr. Weiss, whose base salary was just 15% of total direct compensation. Over the past five years, aside from increases for promotions and to bring Mr. Weiss’ salary closer to the median for our peer group, base salaries for the Named Executive Officers have generally not increased by more than 5% per year.

Incentive Payment Plan (IPP)

As discussed in more detail in the narrative to the Grants of Plan Based Awards Table on page 31, our Compensation Committee adopts an annual plan for performance-based cash incentives designed to tie a portion of executive compensation to our short term goals. We consider bonuses tied to annual objectives to provide a useful incentive tool to encourage our executives to meet short-term business goals, such as budgeted targets for revenue, operating income, cash flow, and earnings per share. Compensation based on these measures encourages our executives to focus on immediate business objectives, creating annual growth and stockholder returns in balance to long-term strategic objectives.

Executives participate at levels set by the Compensation Committee and designated as percentages of base salary that may be achieved as bonus payments. Under the 2011 Incentive Payment Plan, or IPP, 75% of achievement depended on meeting designated financial targets and 25% of awards were at the Compensation Committee’s discretion. We feel that this division places strong emphasis on the achievement of measurable, quantifiable business gains, while providing the Compensation Committee with adequate latitude to set discretionary awards based on special circumstances and individual achievements outside of the quantitative targets. The Committee also has the flexibility to withhold all or a portion of the discretionary element of the bonus if they feel that an executive’s individual performance does not warrant a full bonus even if the Company has performed well. All of the quantitative factors were capped at 200% of the target.

The IPP also provides the Compensation Committee with the option to reduce quantitative awards by up to 25%, regardless of whether achievement targets were met. This reduction can be made at the Compensation Committee’s discretion if it feels awards based on actual achievement levels are not merited. The Compensation Committee also has the discretion to decrease or cancel award payments in the event that the first two months of the subsequent fiscal year reflect negative anomalies that are attributable to the fiscal year in which the awards are earned.

Target bonus levels for the 2011 IPP comprised 16-21% of total compensation for our Named Executive Officers.

For the 2011 fiscal year, award factors under the IPP were defined and weighted as follows:

	Corporate	CooperVision and CooperSurgical
Award Factor	(Weiss, Midlock & Kaufman)	(Weber and Pichotta)
Quantitative Factors
Revenue	20%	20%
Operating income	10%	25%
Earnings per share (EPS)	25%	10%
Cash flow	20%	20%
Discretionary Award	25%	25%

Total Bonus	100%	100%

All of the quantitative factors were tied to the budget approved by the Board at the beginning of the fiscal year, as adjusted by acquisitions and/or divestitures approved by the Board or other items at the discretion of the Compensation Committee. Achievement for executives employed by our subsidiaries was measured against the approved budgets for the appropriate subsidiary. The quantitative factors were selected to address what we considered key objectives for management for the 2011 fiscal year.

Threshold achievement levels for all factors were set at 85% of budget targets and no award was paid under the 2011 IPP for any factor that did not achieve this threshold. Bonus achievement for each factor could exceed 100% in the event of extraordinary financial performance, but only if the top two quantitative factors both achieved 95% of the budget target. For all participants, the maximum total award payment associated with quantitative criteria was capped at 200% of the target awards.

Under the 2011 IPP, the Named Executive Officers earned the following bonus amounts:

Executive	Achievement under 2011 IPP	Bonus Paid ($)	Target Award as % of Base Salary		Actual Award as % of Base Salary
Robert S. Weiss	143.5%	$1,054,358	100%		143.5%
Eugene J. Midlock	143.5%	$349,444	60%		86.1%
John A. Weber	122.6%	$285,428	60%		73.6%
Carol R. Kaufman	143.5%	$306,542	56.5	%(1)	79.1%
Nicholas J. Pichotta	154.7%	$220,680	45%		69.6%

(1)	Ms. Kaufman’s target award is weighted to reflect an increase in target from 55% to 60% in July 2011. This increase was in connection with her promotion to Executive Vice President.

These awards were balanced between quantitative and discretionary factors as follows:

Executive	Quantitative Factor Achievement	Discretionary Award	Total 2011 Achievement
Corporate (Weiss, Midlock & Kaufman)	123.5%	20%	143.5%
CooperVision (Weber)	107.6%	15%	122.6%
CooperSurgical (Pichotta)	129.7%	25%	154.7%

Quantitative Awards

Based on our exceptional performance in the 2011 fiscal year, the quantitative portion of awards under the 2011 IPP generally exceeded 100% achievement. The awards paid to the Named Executive Officers were based on achievement of the quantitative factors against budget targets as set out below. A full discussion of our results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended October 31, 2011.

Corporate Achievement — Basis of Awards Paid to Messrs. Weiss and Midlock & Ms. Kaufman:

Award Factor	Weighting	Budget Target ($ in Thousands)	Actual Achievement ($ in Thousands) (% of Target)	Achievement under 2011 IPP
Revenue	20%	$1,268,116	$1,249,683 (99%)	91%
Operating income (1)	10%	$244,187	$259,905(110%)	152%
Earnings per share (EPS)	25%	$3.01	$3.63(121%)	200%
Cash flow (Consolidated)	20%	$129,964	$230,030(177%)	200%
Total Achievement				123.5%

(1)	Based on an equal weighting of operating income achievement for CooperVision (104%) and CooperSurgical (116%).

CooperVision Achievement — Basis of Award Paid to Mr. Weber

Award Factor	Weighting	Budget Target ($ in thousands)	Actual Achievement ($ in Thousands) (% of Target)	Achievement under 2011 IPP
Revenue	20%	$1,062,776	$1,039,986 (98%)	87%
Operating income	25%	$199,185	$207,485(104%)	121%
Earnings per share (EPS)	10%	$3.01	$3.63(121%)	200%
Cash flow (CVI)	20%	$151,167	$219,679(145%)	200%
Total Achievement				107.6%

CooperSurgical Achievement — Basis of Award Paid to Mr. Pichotta

Award Factor	Weighting	Budget Target ($ in thousands)	Actual Achievement ($ in Thousands) (% of Target)	Achievement under 2011 IPP
Revenue	20%	$205,340	$209,697(102%)	121%
Operating income	25%	$45,002	$52,420(116%)	182%
Earnings per share (EPS)	10%	$3.01	$3.63(121%)	200%
Cash flow (CSI)	20%	$36,855	$49,654(135%)	200%
Total Achievement				129.7%

Discretionary Awards

As discussed above, 25% of each Named Executive Officer’s target bonus under the 2011 IPP was subject to the discretion of the Compensation Committee and could be adjusted as deemed appropriate. The 2011 IPP provides the Compensation Committee with flexibility to set the discretionary portion of bonus awards for the Named Executive Officers based on individual performance, our overall Company performance, or other factors the Compensation Committee deems appropriate. This determination is a subjective decision of the Compensation Committee and is not linked by mathematical formula to achievement levels under the 2011 IPP.

For the 2011 fiscal year, the Compensation Committee determined that discretionary awards would not exceed 100% of possible achievement, i.e. 25%. In making this determination, the Committee noted that, for the 2011 fiscal year, it felt that discretionary awards in excess of the possible 25% achievement were not appropriate because exceptional achievement had been captured in the quantitative factors mentioned above, and was appropriately rewarded through the bonus multiples associated to the quantitative factors.

The Committee elected to approve discretionary achievement levels for all of the Named Executive Officers. The Committee approved a 20% discretionary payment for Messrs. Weiss and Midlock and for Ms. Kaufman and a 15% discretionary award for Mr. Weber. In making this decision the Compensation Committee considered a number of factors including management achievement of objectives in excess of targets, significantly increased revenues and operating income, geographic and manufacturing expansions, continued gains in market share and the occurrence of a limited product recall. Mr. Pichotta received a 25% discretionary award in acknowledgement of the continued success of CooperSurgical, including the successful close of two acquisitions which will provide long-term value to CooperSurgical’s business.

2011 Equity Awards

As discussed in more detail in the narrative to the Grants of Plan Based Awards Table on page 31, the Compensation Committee generally makes annual awards of long-term equity incentives to our Named Executive Officers. In the 2011 fiscal year, the Compensation Committee chose to have the long-term equity incentives take the form of restricted stock units and performance share awards for our Named Executives other than Mr. Weiss. Mr. Weiss received a performance share award and an award of stock options instead of restricted stock units.

The Compensation Committee chose to grant restricted stock units to our Named Executive Officers, other than Mr. Weiss, in the 2011 fiscal year as a means of maintaining the long-term retention value of equity awards in the face of market volatility and to better balance the value of long-term incentives as a retention tool. This transition reflects a conversion from the majority of our equity awards for our Named Executive Officers in prior years being issued as stock options. The Compensation Committee considers restricted stock units to offer a stronger retention value because they have a lower level of risk due to guaranteed value upon vesting. Restricted stock units are also expected to provide a more direct link between our financial growth and executive realization of compensation gains.

Mr. Weiss continues to receive stock options in order to more closely align his interests with our stockholders. Because there is a higher risk that stock options will not maintain long-term compensation value, the Compensation Committee feels that they provide an additional degree of connection to stockholder interests. The Compensation Committee believes that the unique influence of the CEO’s position warrants compensation that is more “at risk” if stockholder returns are not achieved.

All of the restricted stock unit and option awards vest over a four- or five-year period. Although time vesting is not considered a performance-based award structure, our Compensation Committee considers time-vesting criteria to be an effective award structure for encouraging executive retention while maintaining a link to Company performance. Time-based vesting requires our executives to continue their service in order to benefit from these awards, and any increased market value realized in the life of the awards directly increases the compensation realized by the executive.

Percentage of Total Compensation Value Represented by Equity Awards

	Stock Options	Restricted Stock Units	Performance Shares
Robert S. Weiss	46%	0%	18%
Other Named Executives	0%	30-40%	20-25%

Performance Share Awards

In addition to time-based equity awards, our Named Executive Officers participate in an annual performance share award program. The Compensation Committee grants performance share awards to provide additional linkage between executive compensation and achievement of long-term performance goals. The Compensation Committee is closely focused on metrics for executive compensation, both in short-term and long-term award programs, which will result in positive stockholder returns. The Committee believes that performance share awards that vest only upon achievement of specific future earnings per share targets provide a strong long-term incentive for executives to deliver the targeted results over time.

The performance shares awarded in the 2011 fiscal year have three potential levels of achievement, with a minimum, target and maximum payable upon achievement of specified gains in earnings per share over a three year period. If the minimum level of achievement is not met, no shares will be awarded. Performance shares comprised 18-25% of the total equity compensation awarded to the Named Executive Officers.

The Compensation Committee believes that these awards reflect the direct influence that our executives have on our achievement of long-term performance goals, and earnings per share was selected as the target due to the strong link this metric has to stockholder returns.

The earnings per share targets set for the award levels for the performance shares awarded in the 2011 fiscal year encourage significant, but not unreasonable, gains in our growth and earnings. Minimum award levels are set to align with reasonable growth in earnings per share, with target and maximum award amounts designed to set challenging but attainable levels of growth. The Committee reviews these targets with its compensation consultant and believes the target levels are reasonable and appropriate, and do not encourage any inappropriate risk taking by management to achieve the targets.

Stock Ownership Guidelines

The Compensation Committee has implemented guidelines for stock ownership by certain executive officers based on position, including the Named Executive Officers. Under these guidelines in the 2011 fiscal year, Mr. Weiss had a target to hold Cooper common stock valued at three times his annual base salary. Messrs. Midlock and Weber and Ms. Kaufman had targets to hold Cooper common stock valued at twice their annual base salary. Mr. Pichotta had a target to hold Cooper common stock valued at his annual base salary.

The ownership guidelines provide that subject executives are expected to retain a percentage of shares acquired upon the exercise of stock options or vesting of full-value awards if their ownership is below the established threshold. All Named Executive Officers complied with the guidelines during the 2011 fiscal year.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation in excess of $1,000,000 paid in any fiscal year to its chief executive officer and the other three most highly compensated Named Executive Officers employed at the end of the year (other than its chief financial officer). However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.”

In the course of structuring our compensation policies, the Compensation Committee considers ways to maintain the tax deductibility of the compensation for Named Executive Officers. However, the Compensation Committee intends to retain the necessary discretion to compensate executives in a manner in keeping with overall compensation goals and strategies, and may choose to provide compensation which may not be deductible by reason of Section 162(m). Our equity compensation plan is designed to be performance-based so that full value awards such as the performance awards which vest solely based on performance may be performance-based compensation and deductible under Section 162(m). Stock options granted at or above market value will also be performance-based compensation and deductible under Section 162(m). However, full value awards which vest based on time will not be qualified as performance-based and may not be deductible. Our Incentive Payment Plan has not been approved by our stockholders, and therefore bonuses payable under such plan do not qualify as performance-based compensation under Section 162(m).

Conclusion

The Compensation Committee believes that each element of compensation and the total compensation provided to each of our Named Executive Officers is reasonable, competitive and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to our performance and returns to our stockholders. The Compensation Committee believes that our compensation programs provide an appropriate mix of elements that will allow us to continue to attract, retain and motivate a top performing management team, without encouraging inappropriate risk-taking by our executives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows compensation paid to the individuals who served as our Named Executive Officers during the past fiscal year.

Name and Principal Position	Year	Salary		Bonus (2)		Option Awards (3)		Stock Awards (3)		Non-Equity Incentive Plan Compensation (2)		Change in Pension Value (4)		All Other Compensation (5)		Total Compensation
Robert S. Weiss	2011		$735,000		$147,000		$2,229,000		$871,050		$907,358		$111,186		$33,338		$4,922,746
President & Chief Executive Officer	2010		$700,000		$315,000		$-0-		$182,700		$913,500		$76,360		$16,856		$2,128,056
	2009		$600,000		$150,000		$553,350		$93,900		$108,000		$112,067		$17,559		$1,522,809

Eugene J. Midlock (1)	2011		$406,000		$48,720		$-0-		$1,095,593		$300,724		$33,514		$18,377		$1,869,413
Senior Vice President & Chief Financial Officer	2010 2009	$ $	390,000 380,000	$ $	105,300 57,000	$ $	-0- 318,375	$ $	82,215 42,255	$ $	305,370 41,040	$ $	28,470 37,789	$ $	18,713 20,490	$ $	901,598 859,160

John A. Weber	2011		$388,000		$34,920		$-0-		$1,095,593		$250,508		$27,591		$29,673		$1,798,694
President, CooperVision	2010		$370,000		$99,900		$-0-		$82,215		$237,096		$15,881		$12,014		$801,225
	2009		$360,000		$54,000		$318,375		$42,255		$38,880		$18,043		$13,279		$826,789

Carol R. Kaufman	2011		$378,231		$42,739		$-0-		$907,961		$263,803		$79,875		$18,493		$1,611,226
Executive Vice President, Secretary & Chief Administrative Officer	2010 2009	$ $	360,000 350,000	$ $	89,100 43,750	$ $	-0- 233,475	$ $	82,215 30,987	$ $	258,390 31,500	$ $	52,040 73,337	$ $	18,327 18,650	$ $	808,032 708,362

Nicholas J. Pichotta (6)	2011		$317,000		$35,663		$-0-		$803,435		$185,017		$41,655		$16,964		$1,358,078
Chief Executive Officer, CooperSurgical	2010 2009	$ $	305,000 300,000	$ $	60,116 27,000	$ $	-0- 503,817	$ $	60,291 8,372	$ $	177,464 182,250	$ $	24,982 74,813	$ $	20,473 50,260	$ $	623,344 1,044,699

(1)	Mr. Midlock served as our Senior Vice President and Chief Financial Officer during the 2011 fiscal year. He resigned from the position of Chief Financial Officer in December 2011 and continues as our Vice President, Tax during the 2012 fiscal year. Gregory W. Matz has been appointed as our Vice President and Chief Financial Officer to succeed Mr. Midlock in the 2012 fiscal year.

(2)	Amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns reflect the cash incentive bonuses awarded under our 2011 Incentive Payment Plan. Amounts shown in the Bonus column represent the portion of the award based on the discretion of our Compensation Committee and amounts shown in the Non-Equity Incentive Plan Compensation column represent the portion of the bonus determined by quantitative factors. The structure of our Incentive Payment Plan is discussed in more detail below in the Narrative to the Grants of Plan Based Awards Table on page 31 as well as in our Compensation Discussion and Analysis starting on page 24.

(3)	Amounts shown in the Option Awards and Stock Awards columns reflect the aggregate grant date fair value of stock option, restricted stock unit, and performance share awards granted to each Named Executive Officer with respect to the 2011, 2010 and 2009 fiscal years in accordance with ASC 718. For a discussion of valuation assumptions, see Note 8, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2011. These awards are discussed in detail above in the Compensation Discussion and Analysis on page 27. See the Grants of Plan-Based Awards table for additional information on awards made in the 2011 fiscal year.

(4)

Change in value of accumulated pension benefits for 2011 was calculated as the difference between the value of accumulated benefits at October 31, 2011 and the value of accumulated benefits at October 31, 2010. The value of benefits at October 31, 2011 is based on a 4.75%

discount rate and the RP2000 Mortality Tables; the value of benefits at October 31, 2010 is based on a 5.50% discount rate and the RP2000 Mortality Tables; and the value of benefits at October 31, 2009 is based on a 5.75% discount rate and the RP2000 Mortality Tables.

(5)	Amounts included in the All Other Compensation column consist of the following:

Name	Year	Company’s 401(k) Contributions	Automobile Allowance and Expenses	Income Associated with Life Insurance	Living Expenses / Spousal Travel
Robert S. Weiss	2011	$2,500	$9,915	$10,515	$10,408
	2010	$2,000	$8,916	$5,940	$-0-
	2009	$2,000	$9,618	$5,940	$-0-

Eugene J. Midlock	2011	$2,500	$9,100	$6,777	$-0-
	2010	$2,000	$9,936	$6,777	$-0-
	2009	$2,000	$9,041	$9,449	$-0-

John A. Weber	2011	$2,500	$11,493	$1,299	$14,382
	2010	$2,000	$8,778	$1,236	$-0-
	2009	$2,000	$10,074	$1,206	$-0-

Carol R. Kaufman	2011	$2,500	$10,427	$5,565	$-0-
	2010	$2,000	$11,047	$5,280	$-0-
	2009	$2,000	$11,801	$4,849	$-0-

Nicholas J. Pichotta	2011	$2,500	$9,282	$5,182	$-0-
	2010	$2,000	$7,292	$5,182	$6,000
	2009	$2,000	$6,067	$6,193	$36,000

(6)	Mr. Pichotta served as Chief Executive Officer of CooperSurgical during the 2011 fiscal year. He was promoted to the position of President and Chief Executive Officer of Cooper Medical, Inc., in January 2012.

Narrative to Summary Compensation Table

Executive Salaries

Base salaries for the Named Executive Officers are generally within median levels for the peer group.

Salaries for the Named Executive Officers in the 2011 fiscal year increased about 4-5% over the 2010 fiscal year, in keeping with median compensation levels and overall performance. In July 2011, Ms. Kaufman received an additional salary increase of approximately 4% in connection with her promotion to Executive Vice President. These increases in base salary correspondingly increased target short-term bonus compensation for the Named Executive Officers on achievement of our performance goals.

Perquisites

Our Named Executive Officers receive limited non-salary based compensation. This additional compensation generally takes the form of automobile allowances and amounts provided in accordance with benefit plans which are also available to most of our employees, such as life insurance and matching contributions to 401(k) retirement accounts. We have also compensated certain of our executives for spousal travel in connection with Company events. In all cases the Compensation Committee reviews these amounts and takes them into consideration when reviewing overall executive compensation. Approval of perquisites and other non-salary based compensation is limited and in most cases does not exceed $30,000 annually.

Grants of Plan-Based Awards

This table presents information regarding the possible awards payable under our 2011 Incentive Payment Plan and the value of certain equity awards made in the 2011 fiscal year. The 2011 Incentive Payment Plan and calculation of awards are discussed in detail in the Compensation Discussion and Analysis on page 24.

	Grant Date	Estimated Future Cash Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Share Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Robert S. Weiss	12/14/2011	$4,410	$735,000	$1,470,000	-0-	-0-	-0-	-0-	-0-	$-0-
	12/13/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	-0-	50,000	$1,127,000
	12/13/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	-0-	50,000	$1,102,000
	12/13/2010	$-0-	$-0-	$-0-	5,000	10,000	15,000	-0-	-0-	$871,050

Eugene J. Midlock	12/14/2011	$1,462	$243,600	$487,200	-0-	-0-	-0-	-0-	-0-	$-0-
	12/13/2010	$-0-	$-0-	$-0-	2,250	4,500	6,750	-0-	-0-	$391,973
	11/29/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	13,500	-0-	$703,620

John A. Weber	12/14/2011	$1,397	$232,800	$465,600	-0-	-0-	-0-	-0-	-0-	$-0-
	12/13/2010	$-0-	$-0-	$-0-	2,250	4,500	6,750	-0-	-0-	$391,973
	11/29/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	13,500	-0-	$703,620

Carol R. Kaufman	12/14/2011	$1,362	$213,859	$453,858	-0-	-0-	-0-	-0-	-0-	$-0-
	12/13/2010	$-0-	$-0-	$-0-	2,250	4,500	6,750	-0-	-0-	$391,973
	11/29/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	9,900	-0-	$515,988

Nicholas J. Pichotta	12/14/2011	$856	$142,650	$285,300	-0-	-0-	-0-	-0-	-0-	$-0-
	12/13/2010	$-0-	$-0-	$-0-	1,650	3,300	4,950	-0-	-0-	$287,447
	11/29/2010	$-0-	$-0-	$-0-	-0-	-0-	-0-	9,900	-0-	$515,988

(1)	Amounts represent the threshold, target and maximum cash bonus amounts which could have been paid to each Named Executive Officer under our 2011 Incentive Payment Plan, or IPP. The final award amounts for the 2011 IPP were approved on the date indicated in the Grant Date column and the value of the final award amounts are included in the Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table on page 29.

(2)	Amounts represent the threshold, target and maximum amounts of shares distributable under performance share awards granted on December 13, 2010 under our 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of earnings per share in the 2013 fiscal year.

(3)	Stock awards listed in this column represent grants of restricted stock units made on November 29, 2010. These grants will vest, and shares will be released, in equal portions on each of January 8, 2012, January 8, 2013, January 8, 2014 and January 8, 2015.

(4)	Option awards listed in this column were granted on December 13, 2010 at an exercise price of $58.07. Half of the options granted will vest in equal portions on each of the first through fourth anniversaries of the date of grant and half will vest in equal portions on each of the first through fifth anniversaries of the date of grant. The options were granted at 100% of fair market value on the date of grant and expire December 13, 2020.

(5)	Amounts included in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value recognized with respect to the 2011 fiscal year in accordance with ASC 718. For a discussion of valuation assumptions, see Note 8, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2011.

Narrative to the Grants of Plan Based Awards Table

Annual Non-Equity Incentives

The Compensation Committee annually adopts an Incentive Payment Plan, or IPP, to govern annual cash bonuses. Under the IPP, we tie potential annual bonus compensation to the achievement of business goals derived from our approved fiscal year budget. Management presents a proposed IPP to the Compensation Committee for review, revision, and approval at the beginning of each fiscal year.

Participation levels in the IPP are set by the Compensation Committee and represent a designated percentage of base salary for the fiscal year. That percentage controls the potential award that can be achieved under the IPP. Awards are based on: (i) achievement of specified objectively determined financial targets and (ii) discretionary evaluation by the Compensation Committee of individual performance.

Our Incentive Payment Plan is discussed in more detail in the Compensation Discussion and Analysis starting on page 24.

Equity Awards

We provide our Named Executive Officers with equity incentive awards as a tool to promote retention and to connect compensation with our long-term performance and stockholder returns. These awards are granted under our 2007 Long-Term Incentive Plan and any stock options are awarded at 100% of fair market value on the date of grant. Awards may vest over time based on continued service and/or based on performance criteria, and stock options generally have a 10-year term.

The Compensation Committee utilizes a mixture of equity award types, including stock options, restricted stock units and performance shares. Options and restricted stock units granted in the 2011 fiscal year vest over time. The performance shares granted in the 2011 fiscal year vest on the achievement of specified levels of earnings per share in the 2013 fiscal year:

Performance Level	EPS for Fiscal 2013	Award Achievement
Outstanding (maximum)	>$4.36	150%
Target	$4.13 to < $4.36	100%
Minimum	$3.91 to <$4.13	50%
Below Threshold	<$3.91	0%

Grant Process and Timing

The decision of whether to grant equity awards during a given fiscal year is made by the full Board based on a recommendation from the Compensation Committee. The Compensation Committee’s recommendation addresses whether and to what extent equity grants should be made based on business conditions, an analysis based on the economic value of an estimated total grant amount, accounting costs and stock price volatility. The Compensation Committee considers the total economic and compensation value of potential awards, effectiveness as a retention tool and effect on stockholder dilution in determining the recommended total amount of awards to be made for the fiscal year. The Compensation Committee also considers the economic and accounting implications of FASB Accounting Standards Codification Topic 718 (ASC 718), Compensation-Stock Compensation, in its determination of the type of equity and appropriate award levels for grants.

If the Board agrees to grant equity it does so in the aggregate and the Compensation Committee is charged with determining the specific allocation of awards to the operating units and to individual recipients, including the Named Executive Officers. In setting award amounts for the Named Executive Officers, the Compensation Committee considers recommendations from the Chief Executive Officer and from J. Richard, as well as historical grant levels based on the role and position of the executive. Grants are generally made in the first quarter of the fiscal year, after financial results for the prior fiscal year are available.

The Compensation Committee may also make periodic grants to new hires, upon a promotion, or in other circumstances, in its discretion. Additional grants also may be made to accomplish specific retention goals. When such grants are approved, the grant date is set as the date that the award is approved by the Compensation Committee, unless the award is approved for a promotion or new hire which will occur in the future. In such case, the grant date will be tied to the date of hire or promotion. Grant dates are never set prior to the date of approval by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

This table provides information regarding the equity award holdings of the Named Executive Officers as of the end of the 2011 fiscal year.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert S .Weiss	54,000	-0-	$26.75	10/30/2012	(1)	-0-	-0-	-0-	-0-
	54,000	-0-	$41.44	10/27/2013	(2)	-0-	-0-	-0-	-0-
	54,000	-0-	$68.66	10/26/2014	(3)	-0-	-0-	-0-	-0-
	54,000	-0-	$67.65	10/27/2015	(4)	-0-	-0-	-0-	-0-
	66,000	-0-	$42.65	10/25/2017	(5)	-0-	-0-	-0-	-0-
	33,000	-0-	$15.83	10/30/2018	(6)	-0-	-0-	-0-	-0-
	16,500	16,500	$13.21	12/10/2018	(7)	-0-	-0-	-0-	-0-
	20,000	-0-	$13.21	12/10/2018	(8)	-0-	-0-	-0-	-0-
	26,400	39,600	$13.10	12/11/2018	(9)	-0-	-0-	-0-	-0-
	-0-	50,000	$58.07	12/13/2020	(10)	-0-	-0-	-0-	-0-
	-0-	50,000	$58.07	12/13/2020	(11)	-0-	-0-	-0-	-0-
	-0-	-0-	-0-	—	(12)	-0-	-0-	15,000	$1,039,500
	-0-	-0-	-0-	—	(13)	-0-	-0-	15,000	$1,039,500
	-0-	-0-	-0-	—	(14)	-0-	-0-	15,000	$1,039,500
Eugene J. Midlock	20,000	-0-	$73.40	1/25/2015	(15)	-0-	-0-	-0-	-0-
	20,000	-0-	$67.65	10/27/2015	(4)	-0-	-0-	-0-	-0-
	-0-	11,250	$13.21	12/10/2018	(7)	-0-	-0-	-0-	-0-
	-0-	27,000	$13.10	12/11/2018	(9)	-0-	-0-	-0-	-0-
	-0-	-0-	-0-	—	(12)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(13)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(14)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(16)	13,500	$935,550	-0-	-0-

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (Exercisable)	Number Of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John A. Weber	20,000	-0-	$73.40	1/25/2015	(15)	-0-	-0-	-0-	-0-
	30,000	-0-	$67.65	10/27/2015	(4)	-0-	-0-	-0-	-0-
	33,000	-0-	$42.65	10/25/2017	(5)	-0-	-0-	-0-	-0-
	-0-	11,250	$13.21	12/10/2018	(7)	-0-	-0-	-0-	-0-
	-0-	27,000	$13.10	12/11/2018	(9)	-0-	-0-	-0-	-0-
	-0-	-0-	-0-	—	(12)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(13)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(14)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(16)	13,500	$935,550	-0-	-0-
Carol R. Kaufman	36,000	-0-	$26.75	10/30/2012	(1)	-0-	-0-	-0-	-0-
	45,000	-0-	$35.69	7/7/2013	(17)	-0-	-0-	-0-	-0-
	35,500	-0-	$41.44	10/27/2013	(2)	-0-	-0-	-0-	-0-
	35,500	-0-	$68.66	10/26/2014	(3)	-0-	-0-	-0-	-0-
	35,500	-0-	$67.65	10/27/2015	(4)	-0-	-0-	-0-	-0-
	33,000	-0-	$42.65	10/25/2017	(5)	-0-	-0-	-0-	-0-
	16,500	-0-	$15.83	10/30/2018	(6)	-0-	-0-	-0-	-0-
	8,250	8,250	$13.21	12/10/2018	(7)	-0-	-0-	-0-	-0-
	13,200	19,800	$13.10	12/11/2018	(9)	-0-	-0-	-0-	-0-
	-0-	-0-	-0-	—	(12)	-0-	-0-	4,950	$343,035
	-0-	-0-	-0-	—	(13)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(14)	-0-	-0-	6,750	$467,775
	-0-	-0-	-0-	—	(16)	9,900	$686,070	-0-	-0-
Nicholas J. Pichotta	20,000	-0-	$68.66	10/26/2014	(3)	-0-	-0-	-0-	-0-
	25,000	-0-	$67.65	10/27/2015	(4)	-0-	-0-	-0-	-0-
	33,000	-0-	$42.65	10/25/2017	(5)	-0-	-0-	-0-	-0-
	-0-	8,250	$13.21	12/10/2018	(7)	-0-	-0-	-0-	-0-
	-0-	19,800	$13.10	12/11/2018	(9)	-0-	-0-	-0-	-0-
	-0-	-0-	-0-	—	(12)	-0-	-0-	4,950	$343,035
	-0-	-0-	-0-	—	(13)	-0-	-0-	4,950	$343,035
	-0-	-0-	-0-	—	(14)	-0-	-0-	4,950	$343,035
	-0-	-0-	-0-	—	(16)	9,900	$686,070	-0-	-0-

(1)	Options were granted on October 30, 2002 and became vested and exercisable in equal portions on each of April 10, 2003 and April 10, 2005.

(2)	Options were granted on October 27, 2003 and became vested and exercisable in equal amounts on each of May 1, 2004, May 2, 2005, May 1, 2006 and May 1, 2007.

(3)	Options were granted on October 26, 2004 and became vested and exercisable as follows:
a.	one-quarter on each of May 2, 2005 and May 1, 2006; and
b.	one-half on October 26, 2009.

(4)	Options were granted on October 27, 2005 and became vested and exercisable on October 27, 2010.

(5)	Options were granted on October 25, 2007 and became vested and exercisable as follows:
a.	one-quarter on each of October 25, 2008, October 25, 2009 and October 25, 2010; and
b.	one-quarter on March 10, 2011.

(6)	Options were granted on October 30, 2008 and became vested and exercisable in equal portions on each of February 1, 2009, February 4, 2009, February 25, 2009 and March 29, 2009.

(7)	Options were granted on December 10, 2008 and will become vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(8)	Options were granted on December 10, 2008 and became vested on October 31, 2009.

(9)	Options were granted on December 11, 2009 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(10)	Options were granted on December 13, 2010 and will become vested and exercisable in equal portions on each of the first through fourth anniversaries of the date of grant.

(11)	Options were granted on December 13, 2010 and will become vested and exercisable in equal portions on each of the first through fifth anniversaries of the date of grant.

(12)	Performance Units granted on February 10, 2009 which vested depending on the achievement of specified levels of growth in earnings per share for the 2011 fiscal year. Share amounts represent maximum payout amounts and are valued at $69.30 per share, the closing price of our stock on October 31, 2011.

(13)	Performance Units granted on December 9, 2009 which will vest depending on the achievement of specified levels of growth in earnings per share for the 2012 fiscal year. Share amounts represent maximum payout amounts and are valued at $69.30 per share, the closing price of our stock on October 31, 2011.

(14)	Performance Units granted on December 13, 2010 which will vest depending on the achievement of specified levels of growth in earnings per share for the 2013 fiscal year. Share amounts represent maximum payout amounts and are valued at $69.30 per share, the closing price of our stock on October 31, 2011.

(15)	Options were granted on January 25, 2005 and became vested and exercisable on January 25, 2010.

(16)	Award granted as RSUs on November 29, 2010 and valued at $69.30 per share, the closing price of our stock on October 31, 2011. The units will vest in equal portions on each of January 8, 2012, January 8, 2013, January 8, 2014 and January 8, 2015.

(17)	Options were granted on July 7, 2003 and became vested in equal portions on: July 22, 2003, September 16, 2003, December 5, 2003, July 22, 2004, September 16, 2004, December 5, 2004, July 22, 2005, September 16, 2005, and December 5, 2005.

Option Exercises and Stock Vested

The following table details the number of shares acquired on exercise of stock options during the 2011 fiscal year by the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert S. Weiss	108,000	$3,451,140	-0-	$-0-
Eugene J. Midlock	116,750	$5,008,305	-0-	$-0-
John A. Weber	56,625	$1,820,581	-0-	$-0-
Carol R. Kaufman	69,000	$2,217,330	-0-	$-0-
Nicholas J. Pichotta	45,725	$1,170,197	-0-	$-0-

Pension Benefits Table

Credited service and value of the accumulated benefits payable to our Named Executive Officers as of October 31, 2011 under our Retirement Income Plan at the normal retirement age of 65 are as follows:

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Robert S. Weiss	33.75	$707,108	$-0-
Eugene J. Midlock	5.75	$166,761	$-0-
John A. Weber	5.75	$79,234	$-0-
Carol R. Kaufman	16.07	$399,034	$-0-
Nicholas J. Pichotta	22.75	$509,431	$-0-

(1)	Present value is calculated as of the October 31, 2011 measurement date and is based on a 4.75% discount rate and the RP2000 Mortality Tables. Messrs. Midlock, Pichotta and Weiss are over age 65, and therefore the present value of their accumulated benefit reflects his actual annual accrued benefit as of October 31, 2011.

Narrative to Pension Benefits Table

Our Retirement Income Plan, or RIP, was adopted in December 1983. The majority of our U.S. employees who work at least 1,000 hours per year are covered by the RIP. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000, and 1.20% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.

Based on the current accumulated benefits for the Named Executive Officers, the estimated annual benefits payable under the RIP upon retirement at the normal retirement age of 65 are as follows:

Officer	Estimated Annual Benefits Payable (1)
Robert S. Weiss	$62,223
Eugene J. Midlock	$15,866
John A. Weber	$62,651
Carol R. Kaufman	$45,165
Nicholas J. Pichotta	$48,468

(1)	Messrs. Midlock, Pichotta and Weiss are over age 65 and the estimated annual benefits payable reflects their annual payable benefit as of October 31, 2011.

Potential Payments Upon Termination or Change in Control

During the 2011 fiscal year, we had agreements in place with our Named Executive Officers that govern the terms of post-employment compensation in the event of a termination of their employment. All except the agreements with Messrs. Weiss and Pichotta are subject to our Change in Control Severance Plan adopted on May 21, 2007. The Change in Control Severance Plan provides severance benefits to certain of our key employees as recommended by management. Agreements under this plan require prior approval of the Compensation Committee before they are offered to executives. The Change in Control Severance Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. At the time of this Proxy Statement, approximately 20 employees have agreements in place under this plan.

The following tables provide estimated amounts payable to each of the Named Executive Officers assuming termination of employment on October 31, 2011. The tables assume that the value at termination of outstanding equity awards is $69.30, which was the fair market value of our common stock on October 31, 2011. Upon termination of employment, amounts due to the Named Executive Officers, other than Mr. Pichotta, will be paid in monthly installments. Amounts due to Mr. Pichotta will be paid in one lump sum within 60 days of his termination.

Robert S. Weiss

Our severance agreement with Mr. Weiss originally took effect on August 21, 1989. Under the agreement, Mr. Weiss would be entitled to a payment of up to 150% of his base salary in the event of his: (i) termination without cause, (ii) termination within 90 days of a change in control event, (iii) voluntary resignation with good reason, or (iv) separation after a request to relocate more than 50 miles from his current workplace. He would also be entitled to a prorated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his outstanding equity awards and his accrued benefits under the Retirement Income Plan, and continued coverage under our benefits program for up to 18 months.

The agreement with Mr. Weiss also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. Mr. Weiss is required to provide a minimum of 45 days notice of his resignation to receive these payments. Upon proper notice, he can receive a percentage of his current annual base salary equal to the number of days notice provided divided by 360, to a maximum of 25%.

	Voluntary Resignation	Termination without Cause or Resignation for Good Reason	Termination after Change of Control or Separation After Request to Relocate	Retirement	Death
Severance Payment (1)	$183,750	$1,102,500	$735,000	$-0-	$1,102,500
Incentive Payment Plan (2)	-0-	1,054,725	1,054,725	1,054,725	1,054,725
Pension Benefits (3)	707,108	707,108	707,108	707,108	707,108
Equity Awards (4)	-0-	16,240,980	16,734,380	11,796,160	11,796,160
Benefits (5)	-0-	43,293	28,862	-0-	1,040,000

Total Payable on Separation	$890,858	$19,148,606	$19,260,075	$13,557,993	$15,700,493

(1)	Represents 25% of base salary for the 2011 fiscal year, the maximum amount allowed under the agreement, in the event of a voluntary resignation with a minimum of 45 days notice. Represents 150% of base salary for the 2011 fiscal year in the event of termination without cause or resignation with good reason. Represents 100% of base salary for the 2011 fiscal year upon termination within 90 days of a change in control or after a request to relocate.

Mr. Weiss’ severance agreement provides that if he is entitled to payment for any of the above reasons, his estate will receive the same payments in the event of his death. For purposes of estimating payments on death for the above table, the maximum payout of 150% of base salary has been used on the assumption that severance at this level was triggered immediately prior to his death and his estate is entitled to such payments under the agreement. No severance is automatically paid upon retirement or death under Mr. Weiss’ agreement or Company policy.

(2)	Represents the bonus award payable to Mr. Weiss under the 2011 Incentive Payment Plan, which was earned in full but not yet paid as of October 31, 2011. Upon voluntary resignation prior to the date that awards are paid under the 2011 IPP this award would be forfeit.

(3)	Mr. Weiss is fully vested in all benefits due under our Retirement Income Plan and will retain his accrued benefits after termination of employment. For further information on the Retirement Income Plan see the Pension Benefits Table on page 36.

(4)	Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2011 at a stock price of $69.30. Includes shares which were either vested at October 31st or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination without cause, voluntary resignation with good reason, termination after a change in control, or separation after a request to relocate, Mr. Weiss’ outstanding equity awards which were not vested will immediately become fully vested and exercisable. All awards will be entirely forfeit on voluntary resignation without good reason regardless of notice provided.

In the event of retirement or death, outstanding equity awards will be treated in accordance with the terms of their associated agreements. Generally, outstanding stock options that are unvested at the date of the holder’s retirement or death will be forfeit. Vested options will remain outstanding and exercisable for a term of three years from the date of retirement or one year from the date of death. Termination for retirement or upon death will result in payment of a pro rata portion of performance shares which have not completed their performance cycle based on how much of the performance cycle was completed at termination.

(5)	Mr. Weiss and his dependents will be eligible to continue participation in our insurance benefit plans until all severance benefits have been paid. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of Mr. Weiss’ death.

Nicholas J. Pichotta

Our employment and severance agreement with Nicholas J. Pichotta originally took effect on April 26, 1990 and was amended November 1, 1992. Under the agreement, Mr. Pichotta would be entitled to a payment of 100% of his base salary in the event of his: (i) termination by the Company without cause, (ii) resignation without good reason within 90 days of a change in control event or (iii) voluntary resignation with good reason.

Mr. Pichotta’s payment would increase to 150% of his base salary in the event of his: (i) termination within 6 months of a change in control or (ii) separation after a request to relocate more than 50 miles from his current workplace. In the event of Mr. Pichotta’s death, his estate would be entitled to receive a payment of 200% of his base salary.

He would also be entitled to a prorated portion of his bonus under the applicable Incentive Payment Plan, immediate vesting in his currently accrued benefits under the Retirement Income Plan, continued payment of his automobile allowance for 90 days from the date of termination and continued coverage under the Company’s benefits program for up to 18 months from the date of termination in the event of termination for any of these reasons.

Our agreement with Mr. Pichotta also provides for certain limited payments in the event that he voluntarily resigns his position without good reason. In the event of such resignation, Mr. Pichotta must provide a minimum of 90 days notice of the resignation to receive these payments. Upon proper notice, he will receive a severance payment equal to 25% of his annual base salary.

	Voluntary Resignation	Termination without Cause or Resignation for Good Reason	Termination after Change in Control	Separation After Request to Relocate	Retirement	Death
Severance Payment (1)	$79,250	$317,000	$475,500	$475,500	$-0-	$634,000
Incentive Payment Plan (2)	-0-	220,680	220,680	220,680	220,680	220,680
Pension Benefits (3)	509,431	509,431	509,431	509,431	509,431	509,431
Perquisites (4)	-0-	900	900	900	-0-	-0-
Equity Awards (5)	-0-	1,177,733	1,177,733	933,500	1,096,322	1,096,322
Benefits (6)	-0-	23,997	23,997	23,997	-0-	780,000

Total Payable on Separation	$588,681	$2,249,741	$2,408,241	$2,164,008	$1,826,433	$3,240,433

(1)	Represents 100% of base salary for the 2011 fiscal year in the event of termination without cause or voluntary resignation with good reason within 90 days of a change in control. Represents 150% of base salary for the 2011 fiscal year in the event of separation after a request to relocate or termination within six months of a change in control. Represents 25% of base salary for the 2011 fiscal year in the event of a voluntary resignation with a minimum of 90 days notice. Represents 200% of base salary in the event of death.

(2)	Represents the bonus award payable to Mr. Pichotta under the 2011 Incentive Payment Plan, which was earned in full but not yet paid as of October 31, 2011. Upon voluntary resignation prior to the date that awards are paid under the 2011 IPP, this award would be forfeit.

(3)	Mr. Pichotta is fully vested in all benefits due under our Retirement Income Plan and will retain his accrued benefits after termination of employment. For further information on the Retirement Income Plan see the Pension Benefits Table on page 36.

(4)	Upon termination, other than voluntary resignation, Mr. Pichotta will be entitled to continued payment of his automobile allowance for 90 days from the date of termination.

(5)	Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2011 at a stock price of $69.30. Includes shares which were either vested at October 31st or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination, outstanding equity awards will be treated in accordance with the terms of their associated agreements. Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Outstanding unvested RSUs would be immediately forfeited under the terms of the associated award agreement upon any termination of employment. Performance share awards will be entirely forfeit on voluntary resignation or termination without cause. Termination for death, disability or retirement will result in payment of a pro rata portion of the performance shares based on how much of the performance cycle was completed at termination.

(6)	In the event that Mr. Pichotta’s employment is terminated, he and his dependents will be eligible to continue participation in our insurance benefit plans for up to 24 months after the date of termination. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of Mr. Pichotta death.

Other Named Executive Officers

We have change in control agreements in place under our Change in Control Severance Plan with each of Messrs. Midlock and Weber and Ms. Kaufman, all of which which took effect on June 8, 2007. These agreements continue in effect until the executive’s employment terminates and all severance obligations have been fulfilled. Under the agreements, each of these executives would be entitled to a payment of 200% of their base salary in the event of either termination without cause or voluntary resignation with good reason within one year of a change in control event.

Each executive would also be entitled to a pro rata portion of their bonus under the applicable Incentive Payment Plan, immediate vesting in their outstanding equity awards and their currently accrued benefits under the Retirement Income Plan, continued coverage under our benefits program for up to 24 months and payment of all salary and vacation which was accrued but unpaid at the date of termination.

If employment terminates for these executives other than as provided for in their change in control agreements, the standard Company severance policies for all employees will apply. The following table provides information regarding the amounts payable to these executives in the event of a termination of employment:

	Termination without Cause	Termination or Resignation with Good Reason after a Change in Control	Retirement	Death
Eugene J. Midlock
Severance Payment (1)	$121,244	$812,000	$-0-	$-0-
Incentive Payment Plan (2)	349,566	349,566	349,566	349,566
Pension Benefits (3)	166,761	166,761	166,761	166,761
Equity Awards (4)	33,000	2,847,503	400,188	400,188
Benefits (5)	13,730	83,997	-0-	312,000

Total Payable on Separation	$684,301	$4,259,826	$916,515	$1,228,515

John A. Weber
Severance Payment (1)	$65,784	$776,000	$-0-	$-0-
Incentive Payment Plan (2)	285,420	285,420	285,420	285,420
Pension Benefits (3)	79,234	79,234	79,234	79,234
Equity Awards (4)	928,950	3,743,453	1,296,138	1,296,138
Benefits (5)	10,298	83,997	-0-	1,554,000

Total Payable on Separation	$1,369,686	$4,968,103	$1,660,792	$3,214,792

Carol R. Kaufman
Severance Payment (1)	$404,109	$776,000	$-0-	$-0-
Incentive Payment Plan (2)	306,888	306,888	306,888	306,888
Pension Benefits (3)	399,034	399,034	399,034	399,034
Equity Awards (4)	7,080,863	9,233,643	7,388,843	7,388,843
Benefits (5)	15,525	27,135	-0-	1,777,000

Total Payable on Separation	$8,206,418	$10,742,700	$8,094,765	$9,871,765

(1)	Represents the severance due per Company policy for all employees in the event of other termination without cause. Represents 200% of base salary for the 2011 fiscal year in the event of termination without cause or resignation for good reason within one year of a change in control. No severance is due upon retirement or death of the executive.

(2)	Represents the bonus award payable under the 2011 Incentive Payment Plan which was earned in full but not yet paid as of October 31, 2011.

(3)	Upon termination without cause, executives who are vested in the Retirement Income Plan will retain accrued benefits. These benefits will be paid upon the executive’s application for retirement benefits in accordance with the terms of the Retirement Income Plan. For further information on the Retirement Income Plan see the Pension Benefits Table on page 36.

Upon termination without cause or resignation with good reason after a change in control, all benefits due under our Retirement Income Plan will vest in full. If the terms of the Retirement Income Plan prevent immediate vesting the executive will receive substantially equivalent benefits.

In the event of the executive’s death, benefits are payable to the estate.

(4)	Represents the realizable value on the sale of the shares underlying equity awards which were outstanding at October 31, 2011 at a stock price of $69.30. Includes shares which were either vested at October 31st or would be subject to accelerated vesting upon a termination of employment. For purposes of estimating the value of performance shares which have not completed their performance period, it is assumed that target award levels will be achieved and paid accordingly, except in the event of a change in control which may trigger certain provisions to require payout at maximum achievement.

Upon termination after a change in control or resignation with good reason after a change in control, all outstanding equity awards will immediately become fully vested. Termination on a change in control will result in immediate payment of performance shares at either target or maximum award levels depending on how much of the performance cycle has been completed.

In the event of the executive’s termination without cause, retirement or death, outstanding equity awards will be treated in accordance with the terms of the associated award agreements. Generally, stock options that are unvested at the date of the holder’s termination will be forfeit. Vested options will remain outstanding and exercisable for a term of three months from the termination date in the case of a termination without cause, three years from the date of retirement or one year from the date of death. Outstanding unvested RSUs would be immediately forfeited under the terms of the associated award agreement upon any termination of employment. Performance share awards will be entirely forfeit on voluntary resignation or termination without cause. Termination for death, disability or retirement will result in payment of a pro rata portion of the performance shares based on how much of the performance cycle was completed at termination.

(5)	Upon termination after a change in control or resignation with good reason after a change in control, the executive and their dependents will be eligible to continue participation in our insurance benefit plans for up to 24 months after the date of termination. Amounts reflect the value of benefits over the severance period or benefits payable under our life insurance policies in the event of the executive’s death.

Risk And Executive Compensation

Our Compensation Committee has assessed the possible risks related to our executive compensation. Based on this assessment the Compensation Committee has concluded that our compensation programs do not create unreasonable risk or the likelihood of a material adverse impact on the Company. In making this determination, the Compensation Committee considered possible compensation-based risks and means by which potential risks may be mitigated, including through the operation of our internal control structure and the Committee’s oversight. The Compensation Committee also considered the structure of our compensation plans, including the use of a combination of short- and long-term compensation programs, implementation of equity ownership guidelines, capped bonus targets under short-term incentive plans and clawback provisions for short-term bonus awards.

DIRECTOR COMPENSATION

The Compensation Committee reviews and recommends compensation amounts for the Non-Employee Directors and the Board has responsibility for the approval of compensation amounts based on these recommendations. Directors of a publicly traded company have substantial responsibilities, and time commitments, and with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities and dedication. The Compensation Committee takes these factors into account in making recommendations to the Board with regard to changes in the Non-Employee Director compensation program.

The Compensation Committee also receives an analysis from J. Richard regarding Non-Employee Director compensation. The Compensation Committee reviews and analyzes the information provided by J. Richard in determining whether to recommend changes to the Board. The Board sets total Non-Employee Director compensation at levels it considers appropriate given the competitive market for qualified directors and the time commitment expected of the Non-Employee Directors. Director compensation is reviewed at least annually and modified as the Board considers necessary or appropriate.

Retainers and Committee Chair Compensation

We compensate each Non-Employee Director based on service to us, including attendance at meetings and service on committees of the Board. Director compensation is composed of:

•	An annual cash retainer;

•	Additional cash retainers for service as a committee chair;

•	Payment for attendance at meetings of the Board and its Committees; and

•	Equity grants in the form of stock options and restricted shares.

Compensation levels are designed to correspond to the relative responsibility of each director and are regularly reviewed to ensure they meet this standard.

Directors who are also our employees receive no additional compensation for their service as directors.

Annual Cash Retainers

For the 2011 fiscal year, each Non-Employee Director received an annual retainer of $30,000 for their services. Dr. Rubenstein received an additional retainer of $10,000 for his service as Lead Director. Mr. Bender also received an additional retainer of $125,000 for his service as Chairman of the Board.

Chair Retainers and Meeting Payments

The Non-Employee Directors who served as Committee Chairs received an additional retainer in recognition of their time devoted to us in this capacity. Retainer amounts are structured to reflect the additional requirements placed on each Committee Chair.

Committee Chair Retainers for 2011:
Audit Committee Chair (Steven Rosenberg)	$17,500 per year
Organization and Compensation Committee Chair (Michael Kalkstein)	$12,000 per year
Corporate Governance and Nominating Committee Chair (Donald Press)	$10,000 per year
Science and Technology Committee Chair (Stanley Zinberg, M.D.)	$10,000 per year

The Non-Employee Directors are also compensated for attendance at meetings as follows:

Fee per Meeting for 2011:
Meetings held in person by the Board or any Committee of the Board	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting more than 2 hours	$2,000 per meeting
Meetings held telephonically by the Board or any Committee of the Board and lasting less than 2 hours	$1,000 per meeting

In the event that more than one meeting occurred on the same day, Non-Employee Directors were compensated for each meeting separately.

Non-Employee Directors were also compensated for one travel day in connection with meetings at $2,000 per day, and at a rate of $250 per hour for time spent substantially on work for us.

Equity Compensation

The Non-Employee Directors participate in the 2006 Directors’ Plan, which provides for annual equity grants that may be made in the form of restricted stock awards, restricted stock units, stock options, or any combination thereof. The Board believes that Non-Employee Director compensation should contain a significant equity component in order to align director and stockholder interests. Grant dates, award amounts, and vesting criteria for these annual equity grants are set by the terms of the 2006 Directors’ Plan.

The 2006 Directors’ Plan was originally approved by stockholders on March 21, 2006, and was amended and restated in March 2009 and subsequently amended in October 2009, October 2010, and October 2011. The 2006 Directors’ Plan provides for two equity grants to the Non-Employee Directors each November as follows:

(a)

a grant of a designated number of stock options on November 1, or the first business day thereafter if the 1st is on a weekend, with an exercise price equal to 100% of the fair market value on the date of grant; and

(b)

a grant of restricted stock on November 15, or the first business day thereafter if the 15th is on a weekend, which entitles each Non-Employee Director to purchase a designated number of shares of restricted stock at par value. The restricted stock grant may also take the form of a restricted stock unit, in the discretion of the Board.

The 2006 Directors’ Plan also provides that, upon appointment to the Board, new Non-Employee Directors receive a grant of stock options and restricted stock as specified in the terms of the 2006 Directors’ Plan, prorated for the number of months of service remaining in the fiscal year in which they were appointed. Additional grants under the 2006 Directors’ Plan may be made at the Board’s discretion.

The stock options granted to Non-Employee Directors vest and become exercisable on the first anniversary of the grant date. On November 1, 2010, each Non-Employee Director received a grant of 6,500 stock options, or 7,150 in the cases of the Chairman and the Lead Director, at an exercise price of $49.57, which became vested and exercisable on November 1, 2011.

Restrictions are removed from the Non-Employee Directors’ restricted stock awards on the first anniversary of the grant date. On November 15, 2010, the Non-Employee Directors received a grant of 2,000 shares of restricted stock and restrictions were removed on November 15, 2011.

When a Non-Employee Director ceases to serve on the Board, unless they are terminated for Cause, restrictions are immediately lifted on all of their outstanding restricted shares and their outstanding stock options become immediately exercisable and remain exercisable for three years.

Director Compensation Table

The following table sets forth the total cash and equity compensation paid to the Non-Employee Directors for their service on the Board and its committees during the 2011 fiscal year. At present, the Non-Employee Directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to Non-Employee Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (2)(4)	Total
A. Thomas Bender	$201,000	$99,580	$135,564	$436,144
Allan E. Rubenstein, M.D.	$101,000	$99,580	$135,564	$336,144
Michael H. Kalkstein	$89,000	$99,580	$123,240	$311,820
Jody S. Lindell	$85,000	$99,580	$123,240	$307,820
Donald Press	$97,000	$99,580	$123,240	$319,820
Steven Rosenberg	$93,000	$99,580	$123,240	$315,820
Stanley Zinberg, M.D.	$80,000	$99,580	$123,240	$302,820

(1)	Fees earned represent the total fees paid to the named Non-Employee Directors for their service during the most recent fiscal year, including: (i) the annual retainers paid to each Non-Employee Director for their service on the Board, (ii) annual retainers paid to Committee Chairs, (iii) fees for all Board and committee meetings attended during the designated fiscal year, and (iv) compensation for travel days and other time spent substantially on Company business.

(2)	The amounts shown are the compensation costs recognized in our financial statements for the 2011 fiscal year in accordance with ASC 718. For a discussion of valuation assumptions, see Note 8, Stock Plans, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended October 31, 2011.

(3)	Represents the aggregate grant date fair value of restricted stock awards issued on November 15, 2010 under the 2006 Directors’ Plan. These awards entitled the recipient to purchase 2,000 restricted shares of our common stock at par value of $0.10 per share.

At October 31, 2011, each Non-Employee Director held 2,000 shares of our stock subject to restrictions, inclusive of the shares in the Director Compensation Table.

(4)	Represents the aggregate grant date fair value of stock options granted on November 1, 2010 under the 2006 Directors’ Plan. Each Non-Employee Director was granted 6,500 options, or 7,150 for Mr. Bender and Dr. Rubenstein, to purchase shares of our common stock. These options have an exercise price equal to the fair market value of our common stock on the date of grant, which was $49.57.

The Non-Employee Directors had the following options outstanding at October 31, 2011:

Name	Outstanding Options
A. Thomas Bender	26,800
Allan E. Rubenstein, M.D.	63,850
Michael H. Kalkstein	104,000
Jody S. Lindell	63,167
Donald Press	124,000
Steven Rosenberg	144,000
Stanley Zinberg, M.D.	106,500

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. The Board sets the size of the board annually prior to the Annual Meeting. The Board has fixed the number of directors to be elected at the Annual Meeting at eight.

The names of the nominees presented for election as directors at the Annual Meeting are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience, and their service on other companies’ boards of directors.

Each nominee, if elected, will serve as a director until the next Annual Meeting or until he or she is succeeded by another qualified director, resigns, or is removed from the Board. All of the nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but in the event that a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.

The Nominees

Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees or between the nominees and any of our officers.

A. THOMAS BENDER	AGE: 72	JOINED THE BOARD: 1994

INDEPENDENT DIRECTOR; CHAIRMAN OF THE BOARD

Business Experience: Mr. Bender has served on our Board since 1994 and was elected Chairman in July 2002. He also served as our President and Chief Executive Officer from May 1995 until his retirement in October 2007. He previously served as President of CooperVision, our contact lens subsidiary, from June 1991 to December 2004. Between 1966 and June 1991, Mr. Bender held a variety of management positions at Allergan, Inc., a manufacturer of eye and skin care products, including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division.

Other Directorships and Memberships: Mr. Bender serves on the board of directors of Allegro Ophthalmics LLC, a private ophthalmic company focused on pharmaceutical treatment of eye disease, and on the board of Mission Hospital Foundation in Mission Viejo, CA.

Qualifications to Serve: Mr. Bender served as our CEO for 13 years, providing him with unique perspective and insight into our operations and business which is valuable to the Board, and his 10 year tenure as Chairman of the Board has provided leadership continuity and stability to our Company. In addition to his history with the Company, Mr. Bender has over 45 years experience in the healthcare and medical device industry, providing him with a strong background and knowledge that assists the Board in analysis of our peer companies, markets and industry. Additionally, Mr. Bender has served on the boards of other medical device companies, allowing him to gain insight and perspective regarding business and regulatory issues facing our industry. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Bender for nomination for re-election.

MICHAEL H. KALKSTEIN	AGE: 69	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR

Business Experience: Mr. Kalkstein was a partner at Dechert LLP, an international law firm, from June 2003 through June 2007 and was Co-chair of the firm’s Intellectual Property Practice Group. He also served as the Managing Partner of Dechert’s Palo Alto office from June 2003 through December 2005. As of June 30, 2007, he has retired from active practice and continues to be “Of Counsel” to Dechert at its Mountain View, CA office. Previously, from September 1999 through May 2003, he was a partner at Oppenheimer, Wolff & Donnelly, LLP, an international law firm, and a member of its Policy and Technologies Committees.

Other Directorships and Memberships: Mr. Kalkstein served as a member of the Board of Trustees of Opera San Jose from 1984 to October 2010, serving as its President from 1992 to 1994. He was a member of the Alliance of CEOs from 2001 to June 2007 and was a member of the board of directors of the Law Foundation of Silicon Valley from 2002 to June 2007. Until January 2007, he also served as a director of the Northern California Chapter of the National Association of Corporate Directors.

Qualifications to Serve: As a licensed attorney with experience in intellectual property law, Mr. Kalkstein brings the Board insight and perspective on the legal and regulatory issues that face our business and industry. Mr. Kalkstein also brings management experience, having served as a managing partner for a key office of an international law firm. His continued connections with the legal community, as well as his involvement with groups such as the Alliance of CEOs and National Association of Corporate Directors and participation in NYSE/Euronext Corporate Board Member programs, provides the Board with insight into current issues facing both business executives and independent board members. Additionally, through his long-term service on our Board, Mr. Kalkstein has gained a good working knowledge and understanding of our business which provides efficiency and continuity for our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Kalkstein for nomination for re-election.

JODY S. LINDELL	AGE: 60	JOINED THE BOARD: 2006

INDEPENDENT DIRECTOR, AUDIT COMMITTEE FINANCIAL EXPERT

Business Experience: Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Until May 2000, Ms. Lindell was a partner with KPMG LLP where she served as Partner-In-Charge of the Industrial Markets and Healthcare and Life Sciences practices for the Western Area. Ms. Lindell is also a Certified Public Accountant (inactive).

Other Directorships and Memberships: Through September 2007, she served as a director and on the audit and director’s loan committees for First Republic Bank, a publicly traded financial institution. First Republic Bank was acquired in 2007, underwent a management led buyout in mid-2010 and again became publicly traded (NYSE: FRC) in December 2010. Ms. Lindell continues to serve as a director, chairs the audit committee and serves on the director’s loan committee and the director’s trust committee for First Republic Bank. She also currently serves on the board of directors and the audit and compensation committees of PDL BioPharma (NasdaqGS: PDLI).

Qualifications to Serve: Ms. Lindell’s experience as a partner with KPMG and her accounting background bring valuable knowledge of finance and accounting regulations to our Board and Audit Committee. She is qualified as an Audit Committee Financial Expert under the SEC rules, and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees. Ms. Lindell has also gained a good working knowledge and understanding of our business and operations during her term of service on the Board, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Ms. Lindell for nomination for re-election.

DONALD PRESS	AGE: 78	JOINED THE BOARD: 1993

INDEPENDENT DIRECTOR

Business Experience: Mr. Press is Executive Vice President of Broadway Management Co., Inc., an owner and manager of commercial office buildings, and has served in this position since 1981. Mr. Press is also a principal in Donald Press, P.C., a law firm, located in New York City. He is a practicing attorney and has represented clients in a wide range of businesses for over 30 years.

Other Directorships and Memberships: Mr. Press is a director of The Berkshire Bank, a wholly owned subsidiary of Berkshire Bancorp Inc., and he serves on its audit committee.

Qualifications to Serve: Mr. Press is a licensed attorney with almost 50 years of legal experience, providing him with skills and knowledge regarding management of large organizations and insight into operations and executive management. This background allows Mr. Press to aid the Board’s review of strategic planning and governance practices. Additionally, through his long term of service on our Board, Mr. Press has gained a good working knowledge and understanding of our business and operations which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Press for nomination for re-election.

STEVEN ROSENBERG	AGE: 63	JOINED THE BOARD: 1993

INDEPENDENT DIRECTOR, AUDIT COMMITTEE FINANCIAL EXPERT

Business Experience: Mr. Rosenberg is President and Chief Executive Officer of Berkshire Bancorp Inc., a publicly traded bank holding company (NASDAQ: BERK), and has held this position since March 1999. He also served as Vice President, Finance and Chief Financial Officer from March 1990 to March 1999. From September 1987 through March 1990, Mr. Rosenberg was President and Chief Executive Officer of Scomel Industries, Inc., an international marketing and consulting group. Prior to that, he was Vice President of Noel Industries, Inc., an apparel manufacturer and importer.

Other Directorships and Memberships: He is currently a director of Berkshire Bancorp Inc.

Qualifications to Serve: Mr. Rosenberg has over 20 years of experience in senior executive roles, including experience as a senior financial officer of a publicly traded company. This experience provides insight into operations and management of an international organization, as well as familiarity with review of financial statements and assessment of operation risk. He is qualified as an Audit Committee Financial Expert under the SEC rules. Mr. Rosenberg has also gained a good working knowledge and understanding of our business and operations during his term of service on the Board, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Rosenberg for nomination for re-election.

ALLAN E. RUBENSTEIN, M.D.	AGE: 67	JOINED THE BOARD: 1992

INDEPENDENT DIRECTOR, VICE CHAIRMAN AND LEAD DIRECTOR

Business Experience: Dr. Rubenstein has served as our Vice Chairman and Lead Director since July 2002, and previously served as Chairman of the Board from July 1994 through July 2002. He served as Acting Chairman of the Board from April 1993 through June 1994. He is Chief Executive Officer of NexGenix Pharmaceuticals in NYC and Clinical Professor of Neurology and Pediatrics at New York University Langone Medical Center.

Other Directorships and Memberships: He served as a director of BioClinica (NASDAQ: BIOC), a specialty clinical trials company, from 2000 to 2003. He is also Medical Director Emeritus of the Children’s Tumor Foundation and a consultant to the National Institutes of Health, the U.S. Food and Drug Administration and the U.S. Department of Defense, where he served as Chair of the Army Neurofibromatosis Research Program Integration Panel in 2001.

Qualifications to Serve: As a leading academic scientist and clinician, Dr. Rubenstein provides valuable insight into human physiology and medical practices and techniques that aid the Board in making determinations regarding new technologies to develop or acquire. He also brings experience with clinical trials and a knowledge and understanding of the development of medical devices to his service. His experience as the head of a medical technology company provides perspective on operations of a medical device company. Additionally, through his long term of service on our Board, Dr. Rubenstein has gained a good working knowledge and understanding of our business and operations, which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Rubenstein for nomination for re-election.

ROBERT S. WEISS	AGE: 65	JOINED THE BOARD: 1996

NON-INDEPENDENT DIRECTOR, CHIEF EXECUTIVE OFFICER

Business Experience: Mr. Weiss has served as our President since March 2008 and as our Chief Executive Officer since November 2007. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent).

Other Directorships and Memberships: Mr. Weiss is also a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops and markets a sophisticated robotic radiosurgery system designed to treat tumors. He serves on its nominating committee and as chair of its audit committee.

Qualifications to Serve: As our current Chief Executive Officer, Mr. Weiss provides a key connection between the senior executives and our Board, enabling oversight of our operations with the benefit of management’s perspective on our business. He has day to day awareness of our business and industry and strategic vision for our Company that are important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating and policy experience to our Board. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Mr. Weiss for nomination for re-election.

STANLEY ZINBERG, M.D., M.S.	AGE: 77	JOINED THE BOARD: 1997

INDEPENDENT DIRECTOR

Business Experience: Dr. Zinberg is a retired obstetrician-gynecologist who served as Deputy Executive Vice President and Vice President of Practice Activities for the American College of Obstetricians and Gynecologists (ACOG) in Washington, D.C. from 1993 through his retirement in

December 2007. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology, and Director, OB-GYN Residency Program at NY Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and is currently a member of the Board of Trustees. He is certified by the American Board of Obstetrics and Gynecology and is a member of the faculty of the Departments of Obstetrics and Gynecology at New York University School of Medicine, the Cornell University College of Medicine and the Georgetown University School of Medicine. He is the author of numerous editorials, scientific papers and book chapters in the field of women’s healthcare. In addition, Dr. Zinberg obtained a Masters Degree in Health Administration, with an emphasis on not-for-profit finance, in 1990 from the Graduate School of Public Administration of New York University.

Other Directorships and Memberships: Currently, Dr. Zinberg is a member of the Executive Committee of the Physician’s Consortium for Performance Improvement and represents the American College of Obstetricians and Gynecologists (ACOG). He is a liaison member of ACOG’s Committee on Patient Safety and Quality Improvement. In addition, he is a director of the Westhampton Beach Performing Arts Center, a member of the New York State Board for Professional Medical Conduct, and a member of the Southampton Town Board of Ethics in Southampton, NY.

Qualifications to Serve: Dr. Zinberg’s extensive background in obstetrics and gynecology provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners. His experience as a leader of ACOG and continued involvement in the medical community provides perspective on current medical practices and procedures which aid the Board in evaluating new technologies, products and markets as our business continues to expand. Additionally, through his long term of service on our Board, Dr. Zinberg has gained a good working knowledge and understanding of our business and operations which provides efficiency and continuity. The Corporate Governance and Nominating Committee considers these factors important to their decision to recommend Dr. Zinberg for nomination for re-election.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director presented above.

Nominees for director will be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. The number of votes cast FOR a nominee must exceed the number of votes cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2012. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year.

KPMG LLP has served as our independent registered public accounting firm since our incorporation in 1980, and one or more representatives of KPMG LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of

KPMG LLP as our independent registered public accounting firm.

The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis beginning at page 18 and the compensation tables and associated narrative disclosure included in the discussion of Executive Compensation beginning on page 29.

Our executive compensation program has been designed to retain and incentivize a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance. Currently approximately 65-85% of executive compensation is based on “at-risk” components.

We were pleased to receive a favorable vote for our compensation practices at our 2011 Annual Meeting, with 95% of our stockholders approving our programs. We consider these voting results to affirm stockholder support for our compensation practices and we continue to take steps to maintain alignment between executive pay and Company performance.

Highlights of our program include:

•	A mixture of salary and incentive compensation that provides for a significant portion of executive compensation to be “at-risk” and dependent on our performance as a company;

•

Checks and balances within our compensation packages to balance focus on both short- and long-term goals, encouraging executives to focus on the health of the company both during the immediate fiscal year and for the future;

•	Compensation on termination of employment, other than for a change in control, limited for most executives to the standard severance policies used for all employees; and

•	Clawback provisions in our short-term incentive compensation programs.

As an advisory vote, this proposal is not binding upon us as a Company. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders as expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2012 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of our executive compensation program as presented in this Proxy Statement.

The proposal to approve our executive compensation program, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS

The Board unanimously recommends that the stockholders vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending October 31, 2012; and

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.

When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

By Order of the Board of Directors

A. Thomas Bender
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 20, 2012

PROXY

THE COOPER COMPANIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 20, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, DANIEL G. McBRIDE, GREGORY W. MATZ and ROBERT S. WEISS, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at Latham & Watkins LLP, 885 Third Avenue, New York, New York at 9:00 a.m., (E.D.T.), and at any continuations, adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 THRU 3 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 4.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE COOPER COMPANIES, INC.

March 20, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K

and Proxy Card are available at investor.coopercos.com/financials.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

00033333333303000000 2	032012

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 THRU 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event that any nominee(s) named herein become unable to serve, and on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

1.	ELECTION OF EIGHT DIRECTORS.	FOR	AGAINST	ABSTAIN

	A. Thomas Bender	☐	☐	☐

	Michael H. Kalkstein	☐	☐	☐

	Jody S. Lindell	☐	☐	☐

	Donald Press	☐	☐	☐

	Steven Rosenberg	☐	☐	☐

	Allan E. Rubenstein, M.D.	☐	☐	☐

	Robert S. Weiss	☐	☐	☐

	Stanley Zinberg, M.D.	☐	☐	☐

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for The Cooper Companies, Inc. for the fiscal year ending October 31, 2012;	☐	☐	☐

3.	An advisory vote on the compensation of our named executive officers as presented in the Proxy Statement; and	☐	☐	☐

4.	The transaction of any other business that my properly come before the meeting or any continuations, adjournment or postponements thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.